Exhibit 2.1

ACQUISITION AGREEMENT

BY AND AMONG

U.S. AUTO PARTS NETWORK, INC.,

AND

PARTSBIN, INC.

ON THE ONE HAND

AND

THEPARTSBIN.COM, INC.,

ALL OEM PARTS, INC.,

POWER HOST, INC.

AUTO PARTS WEB SOLUTIONS, INC.,

AUTO PARTS ONLINE CANADA, INC.,

WEB CHAT SOLUTIONS, INC.,

EVERYTHING INTERNET, LLC,

RICHARD E. PINE,

LOWELL E. MANN,

BRIAN TINARI,

AND

TODD DAUGHERTY

ON THE OTHER HAND

DATED AS OF MAY 19, 2006

i

ii

iii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is made as of May 19, 2006, by and among U.S. AUTO PARTS NETWORK, INC., a Delaware corporation (“Buyer”) and its wholly-owned subsidiary, PARTSBIN, INC., a Delaware corporation (“Merger Sub”) on the one hand, and THEPARTSBIN.COM, INC., a New Jersey corporation, ALL OEM PARTS, INC., a New Jersey corporation, AUTO PARTS WEB SOLUTIONS, INC., a Pennsylvania corporation, AUTO PARTS ONLINE CANADA, INC., a New Jersey corporation, WEB CHAT SOLUTIONS, INC., a Pennsylvania corporation, POWER HOST, INC., a Canadian corporation and wholly-owned subsidiary of Auto Parts Online Canada, Inc., and EVERYTHING INTERNET, LLC, a New Jersey limited liability company (each a “Target Company,” and collectively, “the Company”), and Richard Pine, Lowell Mann, Brian Tinari, and Todd Daugherty, as individuals (each a “Shareholder,” collectively, the “Shareholders”), on the other hand. References in this Agreement to “the Company” refer to any one or more of the Target Companies, alone, in combination or as a collective whole.

WHEREAS, the Company is an online retailer of replacement and performance automobile parts focused on import and domestic vehicles relying on drop-ship suppliers (the “Business”); and

WHEREAS, the Shareholders are the holders of all of the outstanding shares of capital stock and all membership interests of the Company (collectively, the “Shares”), as set forth for each Target Company on Schedule 4.4; and

WHEREAS, Buyer desires to merge each Target Company into the Merger Sub upon the terms and conditions hereinafter set forth and thereby acquire the Shares and the Business, and the Shareholders desire to sell the Shares and the Business to the Buyer.

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms shall have the meanings set forth below unless the context provides or requires otherwise:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c) “Adjusted Cash Balance” has the meaning given in Section 2.4(a).

(d) “Agency” means any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(e) “Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

(f) “Best of Buyer’s Knowledge” means the knowledge of the officers of Buyer, in each case having made inquiries from such persons within the Buyer as would reasonably be appropriate to consult regarding the matters described in this Agreement.

(g) “Best of the Company’s Knowledge” means the actual knowledge of the officers and directors, or manager(s) as applicable, of each Target Company and of the Shareholders, in each case having made inquiries from such persons within the Company as would reasonably be appropriate to consult regarding the matters described in this Agreement.

(h) “Business” has the meaning given in the first Recital.

(i) “Buyer Losses” means all damages (including, without limitation, amounts paid in settlement with the Company’s consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Buyer to indemnification hereunder.

(j) “Buyer Material Adverse Effect” means a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of Buyer and the subsidiaries of Buyer taken as a whole.

(k) “Buyer Common Stock” has the meaning given in Section 2.2(a)(iii).

(l) “Buyer Common Stock Delivery” has the meaning given in Section 3.2.

(m) “Buyer’s Accountant” means Ernst & Young LLP.

(n) “Cash Payment” has the meaning given in Section 2.2(a)(i).

(o) “Closing” has the meaning given in Section 3.1.

(p) “Closing Date” has the meaning given in Section 3.1.

(q) “Code” means the Internal Revenue Code of 1986, as amended.

(r) “Company’s Accountant” means J.H. Cohn, LLP, independent public accountants.

(s) “Company Losses” means all damages (including, without limitation, amounts paid in settlement with Buyer’s consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of the Company or the Shareholders to indemnification hereunder.

(t) “Contracts” has the meaning given in Section 4.13.

(u) “Employment Agreement(s)” has the meaning given in Section 7.7.

(v) “Environmental Requirements” means all legal requirements that relate to protection of the environment, natural resources, or public or employee health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation, disposal or release of regulated materials, including common law trespass, nuisance, property damage and similar common law theories. The term “Environmental Requirement” includes: (i) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601-9675 (“CERCLA”); (ii) the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613 (“SARA”); (iii) the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§11001-11050; (iv) the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901-6992k; (v) the National Environmental Policy Act, 42 U.S.C. §§ 4321-4370e; (vi) the Safe Drinking Water Act, 42 U.S.C. §§ 300f to 300j-26; (vii) the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2692; (viii) the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101-5127; (ix) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251-1387; (x) the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701—2761; (xi) the Rivers and Harbors Acts of 1899, 44 U.S.C. § 401 et seq. (xii) the Clean Air Act, 42 U.S.C. §§ 7401-7671q; (xiii) the Atomic Energy Act of 1954, as amended, 42 U.S.C. §§2011 et seq.; (xiv) the Low Level Radioactive Waste Policy Act, as amended, 42 U.S.C. §2021b et seq.; (xv) any Occupational Safety and Health Law, including the Occupational Safety and Health Act, 29 U.S.C. §§651-678, and in each case the regulations adopted pursuant to the above listed statutes, and (xvi) any and all counterpart state laws and regulations.

(w) “Equitable Exceptions” has the meaning given in Section 4.5.

(x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y) “Escrow Holder” has the meaning given in Section 2.2(a)(ii).

(z) “Escrowed Funds” means the Sellers’ Note while held by the Escrow Holder, or cash payment received and held by the Escrow Holder.

(aa) “Financial Statements” has the meaning given in Section 4.6.

(bb) “GAAP” means United States generally accepted accounting principles consistently applied.

(cc) “Group Member” means any member of any “affiliated service group” (as defined in Section 414(m) of the Code) that includes the Company, any member of any “controlled group of corporations” (as defined in Section 414(b) of the Code) that includes the Company or any member of any group of “trades or businesses under common control” (as defined by Section 414(c) of the Code) that includes the Company or any other organization required to be aggregated with the Company under Section 414(o) of the Code.

(dd) “Hazardous Substance” means any (a) hazardous substance as defined by any Environmental Law, (b) any petroleum or petroleum product, oil or waste oil; (c) any asbestos or polychlorinated byphenyls; (d) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Requirement; and (e) any other chemical, material, or substance exposure to which or whose discharge, emission, disposal or release is prohibited, limited, or regulated under any applicable Environmental Requirement. “Hazardous Substance” includes any mixture or solution of the foregoing, and all derivatives or synthetic substitutes of the foregoing.

(ee) “IRS” means the United States Internal Revenue Service.

(ff) “Indemnification Termination Date” has the meaning given in Section 9.5(a).

(gg) “Indemnified Party” means the party entitled to seek indemnification pursuant to Article IX of this Agreement with respect to its Loss(es). The Buyer and its directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party with respect to Buyer Losses. The Shareholders shall be the Indemnified Party with respect to Company Losses.

(hh) “Escrow Agreement” has the meaning given in Section 2.3(b).

(ii) “Independent Accountant” has the meaning given in Section 2.4(c).

(jj) “Intellectual Property” means all rights to and interests in:

(i) all business and trade names, logos and designs, brand names and slogans relating to the Business;

(ii) all inventions, improvements, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), industrial designs and applications relating to the Business;

(iii) all Software, copyrights (including audiovisual copyrights) and trademarks (whether registered or unregistered or used with goods or services and including goodwill of the Business attaching to such trademarks), registrations and applications thereof, domains and domain names relating to the Business;

(iv) trade secrets, including processes, know-how, technical data, shop rights, and any media or other tangible embodiment thereof and all descriptions thereof;

(v) other technology, intellectual property, maskworks, industrial and intangible property constituting, embodied in or pertaining to, any assets including without limitation processes, lab journals, notebooks, manuals, data computer programs, source code, discoveries, databases, and documentation, flow charts, research and development, reports, agency information, technical information, engineering data, design and engineering specifications and similar recordings evidencing expertise or information relating to the Business;

(vi) all other intellectual and industrial property rights throughout the world and all confidential and proprietary information related to any of (i) to (v), both inclusive, above;

(vii) all licenses or other permissions to use any of the intellectual property listed in any of (i) to (v), both inclusive, above;

(viii) all rights to secure renewals, re-issuances and extension of (i) to (vi), both inclusive, above;

(ix) all future income and proceeds of (i) to (vii), both inclusive, above; and

(x) all rights to damages and profits by reason of the infringement of (i) to (vii), both inclusive.

(kk) “Law” means any law, including common law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law.

(ll) “Licenses and Permits” means all governmental licenses, permits, franchises, filings, authorizations, approvals or indicia of authority Related to the Business or necessary for the conduct of the Business.

(mm) “Lien” means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, marital dissolution obligation, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, but excluding any contract or license rights disclosed hereunder.

(nn) “Loss” means a Buyer Loss or Company Loss as defined herein.

(oo) “Material Adverse Effect” means a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of the Company or the condition of the Business.

(pp) “Noncompetition Agreement(s)” has the meaning given in Section 7.8.

(qq) “Note and Security Agreement” has the meaning given in Section 2.2(a)(ii).

(rr) “Person” is to be broadly interpreted and includes an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

(ss) “Plan” has the meaning given in Section 4.22(a).

(tt) “Preliminary Closing Balance Sheet” has the meaning given in Section 2.4(a).

(uu) “Purchase Price Adjustment” has the meaning given in Section 2.2(c).

(vv) “Real Property Leases” has the meaning given in Section 4.11.

(ww) “Related to the Business” means used primarily in, arising primarily from, or relating primarily to, the Business.

(xx) “SEC” means the United States Securities and Exchange Commission.

(yy) “Sellers’ Note” has the meaning given in Section 2.2(a)(ii).

(zz) “Shareholder Indemnified Claims” has the meaning given in Section 9.4(c).

(aaa) “Shareholder Release” has the meaning given in Section 8.8.

(bbb) “Shares” has the meaning given in the second Recital.

(ccc) “Software” means all worldwide rights, title and interest in the Business software programs identified in Schedule 4.19(a), in source and object code (including manufacturing ready masters) forms and including any and all existing documentation (regardless of whether such documentation is provided on a commercial basis) including flow charts, program descriptions, program listings, layouts, schematics, engineering and design drawings, technical support documentation, maintenance documentation, diagrams and other documentation depicting or specifying the designs and components of such software programs, libraries, logs, reports, drafts, models, prototypes, technical and other data, test and other data and programs, any and all preceding versions, works in process, fixes, enhancements, future releases or other developments by the Company which may be combined or embodied in any medium or format whatsoever, and for all language versions and hardware platforms, software platforms and operating environments and whether sold separately or bundled with other applications, consisting of a set of logical instructions and information which guide the functioning of a processor, and which shall include all information, ephemeral aspects, so-called “look and feel,” graphic design, user methodologies, user and installation guides, user interface design, software tools owned by the Company, know-how, systems and processes concerning such computer program.

(ddd) “Stock Powers and Company Certificates” has the meaning given in Section 3.3.

(eee) “Subject Property” means all property subject to the Real Property Leases and any properties listed on Schedules 4.10(a) and 4.11.

(fff) “Target Company” has the meaning given in the first paragraph of this Agreement.

(ggg) “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, gross receipts, withholding, license, payroll, employment, unemployment, occupation, estimates, disability, severance, employer health, excise, stamp, premium, windfall profits, environmental (including taxes under Code Section 59A), franchise, capital stock, social security, registration, recording value added, alternative, or add-on minimum real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax, together with any installments with respect thereto, and any interest, fines and penalties or other addition thereto, imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not, including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

(hhh) “Tax Return” means any return, declaration, report, claim for refund, information return, report, schedule, notice, form, or statement or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority, including any schedule or attachment thereto, and any amendment(s) thereof, relating to the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law relating to any Tax.

(iii) “Transaction Documents” means this Agreement, the Sellers’ Note, the Note and Security Agreement, the Escrow Agreement, the Employment Agreements, the Noncompetition Agreements, the Nondisclosure Agreements, the Lock-Up Agreements and the Shareholder Releases.

ARTICLE II

TERMS OF THE ACQUISITION

2.1. Generally. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date, each Target Company agrees to merge with and into Merger Sub (except Power Host, Inc., the ownership of which shall transfer pursuant to the merger of Auto Parts Online Canada, Inc.), with Merger Sub to continue as the surviving corporation, and the Shareholders agree to sell, convey, assign, transfer and deliver the Shares to the Buyer for the consideration set forth in Section 2.2 below (the “Acquisition”).

2.2. Consideration for the Acquisition

.

(a) Buyer shall provide the Shareholders consideration for the merger of the Company and the delivery of the Shares in the form of:

(i) $25,000,000 in cash, payable upon Closing by wire transfer of immediately available funds to the accounts designated by the Shareholders on Schedule 2.2(a) (the “Cash Payment”);

(ii) secured promissory notes in favor of the Prospective Sellers, in the aggregate principal amount of $5,000,000 (collectively, the “Sellers’ Note”), along with a security agreement (the “Note and Security Agreement”), both in substantially the forms attached hereto as Exhibit A, to be delivered to a mutually acceptable escrow agent (the “Escrow Holder”) at the Closing to hold until the Indemnification Termination Date, pursuant to the Escrow Agreement described in Section 2.3 below; and

(iii) an aggregate of 3,305,529 shares of the Buyer’s voting common stock, par value $0.001 per share, to be issued and delivered to the Shareholders as provided for in Section 3.2 hereof (the “Buyer Common Stock”).

The Cash Payment, right to payment pursuant to the Sellers’ Note, and the Buyer Common Stock (collectively, the “Purchase Price”) shall each be allocated among the Shareholders pro rata and credited in accordance with each Shareholder’s relative ownership percentage of the Shares on the Closing Date, as set forth on Schedule 4.4.

(b) In addition, the Buyer shall issue an aggregate of 1,900,000 options to purchase shares of the Buyer’s common stock (“Stock Options”), subject to customary vesting provisions, to the Shareholders and the other employees of the Company identified in Schedule 2.2(b), in conjunction with continued employment arrangements, as contemplated by Section 7.7. The Stock Options will be issued pursuant to and governed by the Buyer’s 2006 Equity Incentive Plan.

(c) Buyer shall prepare an allocation schedule of the Purchase Price (and all other capitalized costs) among the acquired assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as applicable), which allocation shall be binding upon the Company. Buyer shall deliver such allocation to the Company within 60 days after the Closing Date. Buyer and the Company and their affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. The Company shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor the Company shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

(d) Buyer shall increase the Purchase Price (as adjusted by Section 2.4) by such amounts as is necessary so that the Shareholders shall receive the same amount net of Taxes as they would receive if the stock of the Corporation had been sold subject to the federal long term capital gain rate of 15% and state and local income taxes (“Purchase Price Adjustment”). Shareholders shall provide the Purchase Price Adjustment calculation, based on the allocation of Purchase Price provided by Buyer and the actual Tax rates applicable to Shareholders, for review and comment by Buyer and, to the extent Buyer disputes such Purchase Price Adjustment calculation, any such dispute shall be resolved by an independent accounting firm mutually agreeable to Shareholders and Buyers. Promptly, but no later than five (5) business days, following final determination of the Purchase Price Adjustment, Buyer shall pay the final Purchase Price Adjustment by wire transfer of immediately available funds to such account(s) as directed by the Shareholders. In the event the allocation of Purchase Price among the assets is changed (because of an adjustment to the Purchase Price pursuant to Sections 2.2(c) and 2.4 or otherwise) such that it changes the Taxes of Shareholders from the amounts originally calculated, the Shareholders and Buyer agree to recompute the Purchase Price Adjustment and (a) in the case of an increase in such Taxes, Buyer will pay an additional amount to the Shareholders and (b) in the case of a decrease in such Taxes, the Shareholders shall refund that amount to Buyer, in either case, within 15 days of receipt of such recomputed calculation from the other party.

2.3. Escrow of Sellers’ Note

(a) As collateral security for the payment of the indemnification obligations of the Company and/or Shareholders pursuant to Article IX hereof, the Shareholders shall grant, and by execution hereof, do hereby grant, a security interest in and pledge for the benefit of the Buyer, the Sellers’ Note. The Sellers’ Note shall be pledged by the Shareholders pro rata in accordance with their relative ownership percentages of the Shares on the Closing Date and any offsets or payment drawn from the Seller’s Note pursuant to Sections 9.1 and 9.4 herein shall be applied or drawn on a pro rata basis.

(b) The Sellers’ Note shall be delivered directly to the Escrow Holder described in the Escrow Agreement, in substantially the form set forth in Exhibit B (the “Escrow Agreement”) on the Closing Date.

(c) The Sellers’ Note shall be held by the Escrow Holder as security and as an offset for (i) any Post-Closing Adjustment that reduces the Purchase Price as provided in Section 2.4, (ii) any Buyer Losses pursuant to Section 9.1, and/or (iii) any breach of a Noncompetition Agreement by a Shareholder, in accordance with the Escrow Agreement. The Escrow Agreement shall indicate that promptly after the Indemnification Termination Date, the Escrow Holder shall release the Sellers’ Note to the Shareholders, after any further amendment to reflect any mandated adjustments to the balance outstanding based upon any outstanding indemnification obligations which have been claimed by Buyer in accordance with Section 9.1 of this Agreement (the “Indemnification Obligations”), if any, necessary, at such date, to satisfy outstanding indemnification obligations claimed by Buyer.

(d) If the Sellers’ Note becomes due and payable on its terms prior to the Indemnification Termination Date, Buyer shall make payment(s) on the Sellers’ Note to the Escrow Holder and the cash payment received in satisfaction of the Sellers’ Note will remain in escrow until the Indemnification Termination Date up to the limit of $3,500,000, and any cash payments received in escrow in excess of $3,500,000 shall be distributed to the Shareholders upon receipt. The Escrow Agreement shall indicate that promptly after the Indemnification Termination Date, the Escrow Holder shall release to the Shareholders the cash held in escrow, less the amount of any outstanding Indemnification Obligations.

2.4. Post-Closing Adjustment.

(a) As soon as reasonably possible after the Closing Date (but not later than 90 days thereafter), Buyer will prepare a consolidated balance sheet (the “Preliminary Closing Balance Sheet”) of the Company dated as of the Closing Date and shall deliver the Preliminary Closing Balance Sheet to the Shareholders. The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the Financial Statements and shall set forth a calculation of the Company’s Adjusted Cash Balance and Working Capital. For this purpose, the Company’s “Adjusted Cash Balance” means its consolidated cash balance, including certificates of deposit and that certain security deposit in support of Power Host, Inc., less outstanding checks, unrecorded bank fees, and pending electronic payments, as determined as of the Closing by the Buyer in accordance with GAAP. For this purpose, the Company’s “Working Capital” means the difference between the Company’s current assets less its current liabilities. Buyer will make the work papers and back-up materials used in preparing the Preliminary Closing Balance Sheet available to the Shareholders and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the review by the Shareholders of the Preliminary Closing Balance Sheet, and (ii) the resolution by the parties of any objection thereto.

(b) The Preliminary Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, the Shareholders unless the Shareholders shall have notified Buyer in writing of any objections thereto consistent with the provisions of this Section 2.4 within fifteen (15) days after receipt thereof. The written notice under this Section 2.4 shall specify in reasonable detail each item on the Preliminary Closing Balance Sheet that the Shareholders dispute, and a summary of the Shareholders’ reasons for such dispute.

(c) Disputes between Buyer and the Shareholders relating to the Preliminary Closing Balance Sheet that cannot be resolved by them within thirty (30) days after receipt by Buyer of the notice referred to in Section 2.4(b) may be referred no later than forty-five (45) days after such receipt for decision at the insistence of either party to an independent nationally recognized accounting firm mutually approved by the Shareholders and Buyer (the “Independent Accountant”). Prior to referring the matter to the Independent Accountant, the parties shall agree on the procedures to be followed by the Independent Accountant (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles, and policies to be applied to the Preliminary Closing Balance Sheet which will be those required by this Agreement. If the parties are unable to agree upon procedures before the end of thirty (30) days after referral of the dispute to the Independent Accountant, the Independent Accountant shall establish such procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party. The parties shall then submit evidence in accordance with the procedures established, and the Independent Accountant shall decide the dispute in accordance therewith. The Independent Accountant’s decision on any matter referred to it shall be final and binding on the Company, the Shareholders and Buyer. If the Independent Account resolves the dispute such that the Adjusted Cash Balance on the Preliminary Closing Balance Sheet is within five percent (5%) above or below the Final Cash Balance (as defined below), the fee of the Independent Accountant shall be borne solely by the Shareholders; in all other cases, the Buyer and the Shareholders shall each pay half of the Independent Accountant’s fee.

(d) The Preliminary Closing Balance Sheet shall become final and binding upon the parties upon the earlier of (i) the failure by the Shareholders to object thereto within the period permitted under Section 2.4(b), (ii) the agreement between Buyer and the Shareholders with respect thereto, or (iii) the decision by the Independent Accountant with respect to any disputes under Section 2.4(c). The Preliminary Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or the decision of the Independent Accountant, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

(e) If the Adjusted Cash Balance set forth in the Final Closing Balance Sheet (the “Final Cash Balance”) is equal to $1,300,000, no post-closing adjustment shall be necessary. If the Final Cash Balance is less than $1,300,000, then, as soon as practicable (but not more than five (5) business days) after the determination and delivery of the Final Closing Balance Sheet in accordance with this Section 2.4(a), the amount by which the Final Cash Balance is less than $1,300,000 shall be immediately recoverable by Buyer as a set-off against the principal balance outstanding on the Sellers’ Note, without the need to comply with any other provision of this Agreement, and the Sellers’ Note held in escrow shall be immediately amended to reflect the adjusted principal balance outstanding. If the Final Cash Balance is more than $1,300,000, then, as soon as practicable (but not more than five (5) business days) after the determination and delivery of the Final Closing Balance Sheet in accordance with this Section 2.4(a), the amount by which the Final Cash Balance exceeds $1,300,000 shall be immediately paid by Buyer to the Shareholders in cash.

(f) Any payment required by this Section 2.4 shall not limit or affect Buyer’s rights or remedies (or be Buyer’s sole or exclusive right or remedy) with respect to this Agreement, the breach of any representation, warranty or obligation herein, the failure of any condition to Buyer’ obligations hereunder to be satisfied or the indemnification obligations of Seller hereunder.

ARTICLE III

CLOSING

3.1. Closing Date. The closing and consummation of the Acquisition provided for herein (the “Closing”) shall take place at 12:00 p.m., California time, on May 19, 2006 at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 10100 Santa Monica Blvd., Suite 700, Los Angeles, California 90067, or at such other place, time or date as may hereafter be mutually agreed upon in writing by the parties (the “Closing Date”).

3.2. Action by Buyer. Subject to the terms and conditions herein contained, and among the other deliveries called for by Article VII hereof,

(a) on the Closing Date, Buyer shall deliver (i) to the Shareholders, the Cash Payment, and (ii) to the Escrow Holder, the Sellers’ Note, and

(b) on or before the fourteenth business day following the Closing Date, Buyer shall deliver to the Shareholders (i) the share certificates, representing in the aggregate the Buyer Common Stock which shall be voting shares, registered as set forth on Schedule 2.2(b) (the “Buyer Common Stock Delivery”) and (ii) the Notices of Option Grant and related Stock Option Agreements, representing in the aggregate the Stock Options granted as set forth on Schedule 2.2(b) (the “Stock Option Delivery”).

3.3. Action by the Company and the Shareholders. Subject to the terms and conditions herein contained, on the Closing Date, the Company and/or the Shareholders, as the case may be, shall deliver to Buyer, among the other deliveries called for by Article VIII hereof, stock certificates representing all of the common stock issued and outstanding of each Target Company (except for Everything Internet, LLC, for which all documentation representing the membership interests issued and outstanding shall be delivered and similarly endorsed), as set forth in Schedule 4.4, which certificates shall be endorsed in blank or accompanied by stock powers endorsed in blank and accompanied by the requisite stock transfer stamps (the “Stock Powers and Company Certificates”).

3.4. Transaction Documents. Subject to the terms and conditions herein contained, on the Closing Date, the Buyer, the Company and each of the Shareholders shall execute and deliver the Transaction Documents.

3.5. Filing of Certificates of Merger. Concurrent with the Closing, the parties shall execute and Buyer shall file Certificates of Merger with the Secretary of State of the State of New Jersey, in accordance with the New Jersey Business Corporation Act, with the Secretary of State of the State of Delaware, in accordance with the Delaware General Corporation Law, and in Pennsylvania, in accordance with the Pennsylvania Business Corporation Law and, to the extent required, any similar filing with any other governmental authority for a jurisdiction in which one or more of the Target Companies is incorporated, organized or otherwise qualified to do business

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY AND SELLERS

A Schedule of Exceptions, attached hereto as Exhibit C-1 (the “Schedule of Exceptions”) shall be delivered to the Buyer in connection with the Closing. Except as set forth on the Schedule of Exceptions delivered to the Buyer at the Closing, the Company and each Shareholder, to the extent of his pro rata interest in the Company, hereby represents and warrants to Buyer that all of the following representations and warranties set forth in this Article IV are true and correct on the date hereof and as of the Closing Date as though made on the Closing Date:

4.1. Organization, Existence and Good Standing of the Company. Each Target Company is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization with all requisite corporate power and authority to own, to lease and to operate its properties and to carry on its business as now being conducted, and to execute and perform its obligations pursuant to this Agreement. Each Target Company is duly qualified or licensed as a foreign corporation or other applicable entity and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Set forth on Schedule 4.1 is a list of the jurisdictions in which each Target Company is qualified or licensed to do business as a foreign corporation or other applicable entity. True, complete and correct copies of the Articles of Incorporation and the Bylaws, or Articles of Organization and Operating Agreement, as applicable, as the same may be amended or restated, of each Target Company, are all attached hereto on Schedule 4.1. The minute books of each Target Company, as heretofore made available to Buyer, are correct and complete in all material respects.

4.2. Predecessors. Set forth on Schedule 4.2 is a list of all names of all predecessor companies for the past four (4) years, including the names of any entities from whom each one of the Target Companies previously acquired material assets. Except as noted in the first paragraph of this Agreement with regard to Power Host, Inc., none of the Target Companies has been a subsidiary or division of another corporation or a party to another acquisition agreement.

4.3. Subsidiaries. Except as noted in the first paragraph of this Agreement with regard to Power Host, Inc., the Company does not own or control, directly or indirectly, of record or beneficially, the capital stock, securities convertible into capital stock or other equity interests in any corporation, partnership, limited liability company, association or other business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company or other non-corporate entity. The Shareholders do not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, the assets (tangible or intangible) or properties of which are used in or otherwise material to the Business, other than the Shareholders’ interests in the Company.

4.4. Capitalization. Set forth on Schedule 4.4, is a complete and correct list of the authorized capital stock or other equity interests for each Target Company, the issued and outstanding shares or equity interests outstanding for each Target Company and the names, addresses and record and beneficial stock ownership of all of the stockholders of the Company. The Shares represent all of the issued and outstanding capital stock of the Company and all of the Shares have been duly authorized and validly issued in compliance with Applicable Law (including federal and state securities laws), are fully paid and nonassessable, and were not issued in violation of any statutory, contractual or other preemptive rights, rights of first refusal or similar rights. The Shareholders are the lawful record and beneficial owner of the Shares and own the Shares free and clear of any Liens. There are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which the

Company is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of capital stock or equity interests of the Company. There is no personal liability, and there are no preemptive or similar rights, statutory or otherwise, attached to the Shares. No holder of any of the Company’s securities has any rights, “demand,” “piggy-back” or otherwise, to have such securities registered under the 1933 Act. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transactions) by the Company; or (iii) the occurrence of any other event or combination of events.

4.5. Authorization. Each Target Company has full corporate power, capacity and authority to execute this Agreement, the Transaction Documents and all other agreements and documents contemplated hereby. All corporate action on the part of each of the Target Companies and the Shareholders necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents, the merger of the Company with the Merger Sub, the delivery of the Shares, and the performance of all of the Company’s obligations under this Agreement and the Transaction Documents has been taken or will be taken prior to the Closing. This Agreement and the Transaction Documents, when executed and delivered by the Company and the Shareholders, shall constitute valid and binding obligations of the Company and Shareholders, enforceable in accordance with their terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) the remedy of specific performance, injunctive relief and other equitable remedies are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (c) rights to indemnification hereunder may be limited under applicable securities laws (the “Equitable Exceptions”).

4.6. Consolidated Financial Statements.

(a) The Company has previously furnished to Buyer the audited consolidated balance sheets of the Company as of December 31, 2005, December 31, 2004, and December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the three (3) fiscal years then ended, as audited by the Company’s Accountant and (ii) the reviewed unaudited consolidated balance sheet as of March 31, 2006 (the “Current Balance Sheet”) and the related consolidated statements of operations, stockholder’s equity and cash flows for the three (3) months then ended (the “Interim Financials”) (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP) and fairly present the consolidated financial condition of the Company as at the respective dates and the consolidated results of operations and cash flows of the Company for the periods indicated.

(b) The Company’s Accountant has audited the Financial Statements and has rendered its opinion and provided an audit report with respect to such Financial Statements. The Company’s Accountant is and has been throughout the periods covered by such consolidated Financial Statements (i) a “registered public accounting firm” (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), and (ii) “independent” with respect to the Company within the meaning of Regulation S-X of the SEC. The Company’s Accountant has not, throughout the periods covered by such Financial Statements, performed any services for the Company or any of its subsidiaries that would be prohibited by Section 10A(g) of the 1934 Act or the related rules of the SEC if the Company were required to file reports pursuant to the 1934 Act. The Company’s Accountant has not performed any non-audit services for the Company since the beginning of the Company’s immediately preceding fiscal year.

(c) The Company does not have any “off-balance sheet arrangements.” For purposes of the preceding sentence, “off-balance sheet arrangement” means with respect to any Person, any securitization transaction to which that Person or its subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (i) any obligation under a direct or indirect guarantee or similar arrangement; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (iii) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the Financial Statements; or (iv) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the Financial Statements (including the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (including the footnotes thereto) include, without limitation: (i) obligations that are not classified as a liability according to GAAP; (ii) contingent liabilities as to which, as of the date of the Financial Statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or (iii) liabilities as to which the amount recognized in the Financial Statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the Financial Statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements).

(d) To the extent required by Buyer under GAAP or the rules or regulations of the SEC, the Company shall furnish complete and unqualified consent to Buyer to use the Financial Statements and the Company’s historical financial statements for any reasonable business purpose at any time the same may be requested by Buyer from time to time after the Closing Date.

(e) Except to the extent (and not in excess of the amounts) reflected in the March 31, 2006 balance sheet included in the Financial Statements, the Company has no material liabilities or obligations (including, without limitation, Taxes payable and deferred Taxes and interest accrued since March 31, 2006) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to March 31, 2006. For each such contingent liability, the Company has provided to Buyer the following information:

(i) A summary description of the contingent liability together with the following:

(A) Copies of all relevant documentation relating thereto;

(B) Amounts claimed and any other action or relief sought; and

(C) Name of claimant and all other parties to the claim, suit or proceeding.

(ii) The name of each court or agency before which such claim, suit or proceeding is pending; and

(iii) The date such claim, suit or proceeding was instituted.

4.7. Accounts and Notes Receivable. Set forth on Schedule 4.7 is an accurate list of the accounts and notes receivable of the Company as of March 31, 2006, and included within the Financial Statements, and including receivables from and advances to any Shareholder or any officer, director, employee or affiliate of the Company or of any Shareholder. Schedule 4.7 sets forth an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories. All such accounts and notes are legal, valid and binding obligations of the obligors and are collectible in the amount shown on Schedule 4.7, net of any applicable reserves reflected in the March 31, 2006 balance sheet. To the Best of the Company’s Knowledge, the Company’s invoices to customers are accurate in respect to services provided and the Company has delivered invoices to its customers or received monies therefrom only with respect to completed work.

4.8. Licenses and Permits. The Company holds all Licenses and Permits required for the operation of the Business except where the failure to hold such Licenses and Permits would not have a Material Adverse Effect. An accurate list and summary description is set forth on Schedule 4.8 hereto of all such Licenses and Permits. The Licenses and Permits are valid, and the Company has not received any notice that any governmental authority intends to cancel, to terminate or not to renew any such Licenses and Permits. The Company has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions of, or set forth in, such Licenses and Permits and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Licenses and Permits, except where such default, breach, violation or adverse effect would not have a Material Adverse Effect.

4.9. Tax Matters.

(a) The Company has timely filed or caused to be filed on a timely basis all Tax Returns and reports (federal, state and local) that are or were required to be filed by or with respect to any of the Target Companies, either separately or as a member of a group of entities, pursuant to all Applicable Laws. All such Tax Returns and reports were true and correct in all material respects. The Company has paid all Taxes and other assessments due and owing by the Company (whether or not shown on any Tax Return), except those contested by it in good faith.

(b) The Company has provided Buyer with true and complete copies of all Tax Returns filed by it since the date of inception, and Schedule 4.9(b) contains a complete and accurate list of all such Tax Returns.

(c) Other than normal extensions to file tax returns, the Company has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority or Person any agreement extending the period for the assessment or collection of any Taxes, and none of the Target Companies are party to any pending or threatened suit, action or proceeding by any governmental authority for the assessment or collection of Taxes.

(d) Schedule 4.9(d) contains a complete and accurate list of all audits of all Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or are being contested in good faith as described by Schedule 4.9(d). Schedule 4.9(d) also describes all adjustments to the Company’s and each Target Company’s Tax Returns and any resulting deficiencies proposed by the IRS.

(e) The provision for taxes of the Company as shown in the Financial Statements is adequate for Taxes due or accrued as of the date thereof. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all Taxes, assessments, and governmental charges with respect to its and its subsidiaries’ businesses, properties, and operations for such period.

(f) There exists no proposed tax assessment against the Company or any Target Company except as disclosed in the Consolidated Balance Sheet. No consent to the application of Section 341(f) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company or any Target Company. All Taxes that the Company or any Target Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority or other Person.

(g) There is no (i) material claim for Taxes that is a Lien against the property or assets of the Company or Target Company or that is being asserted against the Company or any Target Company other than Liens for Taxes not yet due and payable; (ii) audit, administrative proceeding or court proceeding with respect to any Taxes or Tax Returns of the Company or any Target Company that is being conducted or is pending and no Governmental Authority responsible for the imposition of any Tax has asserted in writing against the Company or any Target Company any material deficiency or claim for Taxes; or (iii) agreement, contract or arrangement to which the Company or any Target Company are a party that would result in the payment of any amount that would not be deductible by reason of Code Sections 162(m) or 280G as a result of the transactions contemplated by this Agreement.

(h) There is no unresolved claim by a governmental authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

(i) No power of attorney has been granted by the Company with respect to any matters relating to Taxes that is currently in effect.

(j) The Company has not filed any disclosures under Sections 6662 or 6011 or comparable provisions of state, local or foreign Tax law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company has not entered into any “listed transactions’ as defined in Treasury Regulation Section 1.6011-4(b)(2), and the Company and its subsidiaries have properly disclosed all reportable transactions as required by Treasury Regulation Section 1.6011-4, including filing Forms 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

(k) Neither the Company nor any Target Company is a party to any tax sharing or tax allocation agreement. Neither the Company or any Target Company (a) is a member of an affiliated group filing a consolidated federal income tax return, except for as disclosed on Schedule 4.9(b), or (b) incurred any liability for Taxes of any Person under

Treasury Regulation Section 1.1502-6 (or any similar laws) or as a transferee or successor or by contract.

(l) The Company has not been a United States real property holding corporation (within the meaning of Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(m) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder or other Person. The Company has withheld or collected from each payment made to each of their employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

(n) The unpaid Taxes of the Company (i) did not, as of the date of the most recent fiscal month end, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(o) The Company will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Tax Law), (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local or foreign Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(p) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(q) Except for Everything Internet, LLC, which is a New Jersey limited liability company, and Power Host, Inc., a Canadian corporation and wholly-owned subsidiary of Auto Parts Online Canada, Inc., each Target Company has been a validly electing S corporation within the meaning of the Code Section 1361(a)(1) (and within the meaning of any similar state and local statutes) at all times since its inception and remains a validly electing S corporation up to and including the Closing Date.

(r) The Company presently files its income tax returns on an accrual basis of accounting.

(s) Neither the Company nor any Target Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(t) Neither the Company nor any Target Company owns interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of any interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(u) Neither the Company nor any Target Company will be liable for any tax under the Code Sections 1374 or 1375 or any corresponding provisions of state, local or foreign law.

4.10. Assets and Properties.

(a) Real Property. The Company does not own or hold any interest in real property other than as set forth on Schedule 4.10(a). The Company has good and marketable title to all Real Property listed on Schedule 4.10(a) and none of the Real Property is subject to any Lien, except for (i) Statutory Liens for Taxes not yet due and payable, (ii) Liens otherwise arising in the ordinary course of business consistent with past practice, or (iii) Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Personal Property; Leasehold Interests. Except for inventory, supplies and other personal property disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, the Company has good and marketable title to all of its inventory, equipment, other personal property (both tangible and intangible) and reflected on the latest balance sheet included in the Financial Statements or acquired since March 31, 2006, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have arisen in the ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and hold a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(iv) above. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company or a subsidiary are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, subject to standard and customary wear and tear.

(c) Condition of Properties. Except for insured damage after the date of this Agreement, the Real Property, the leasehold estates subject to the Real Property Leases (as defined in Section 4.11) and the tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted, as required in all material respects for conduct of the Business as currently conducted by the Company; and to the Best of the Company’s Knowledge, there is no condition not disclosed herein with respect to any such properties that would materially affect the fair market value, use or operation thereof or otherwise have a Material Adverse Effect.

(d) Compliance. To the Best of the Company’s Knowledge, the continued ownership, operation, use and occupancy of the Real Property, the continued use and occupancy by the Company of the leasehold estates subject to the Real Property Leases as currently operated, used and occupied, will not violate any Applicable Law or any restrictive covenant, except where such violations would not have a Material Adverse Effect. To the Best of the Company’s Knowledge, there are no violations of any Applicable Law affecting the leasehold estates subject to the Real Property Leases, and the Company has not received any written notice of any such violation from or on behalf of any governmental authority.

4.11. Real Property Leases; Options. Schedule 4.11 sets forth a list of (i) all leases and subleases under which the Company is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto (the “Real Property Leases”); (ii) all material options held by the Company or contractual obligations on the part of the Company to purchase or to acquire any interest in real property; and (iii) all options granted by the Company or contractual obligations on the part of the Company to sell or to dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered or otherwise made available to Buyer. The Company has not assigned any Real Property Leases or any such options or obligations. To the Best of the Company’s Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to any Real Property Lease. The Company has not received or given any notice of default under any of the Real Property Leases which has not been cured. All facilities leased under the Real Property Leases are supplied with utilities and other services necessary for the operation of said facilities in the manner currently operated by the Company. There are no Liens on the interest of the Company in the Real Property Leases, subject only to (i) Liens for Taxes and assessments not yet due and payable, (ii) Liens that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) those matters set forth on Schedule 4.11, (iv) statutory Liens for current taxes, assessments or governmental charges or levies on property not yet delinquent, (v) Liens otherwise arising in the ordinary course of business consistent with past practice, (vi) Liens to secure obligations shown on the Company’s Financial Statements, (vii) Liens disclosed by the Real Property Leases and the other documents delivered to Buyer pursuant to this Agreement, and (viii) Liens which arise by operation of law (collectively, “Permitted Liens”). The Real Property Leases and options and contractual obligations listed on Schedule 4.11 are in full force and effect and constitute binding obligations of the Company and, to the Best of the Company’s Knowledge (x) there are no defaults thereunder, and (y) no event has occurred that with notice, lapse of time or both would constitute a default by the Company or, to the Best of the Company’s Knowledge, by any other party thereto, which default or event would have a Material Adverse Effect.

4.12. Environmental Laws and Regulations.

(a) The Company operation of, on and at the Subject Property, and any use, storage, treatment, disposal or transportation of Hazardous Substances by the Company or its agents, employees and contractors that has occurred in, on, to, from or under the Subject Property prior to the date of this Agreement, have been in compliance with all Environmental Requirements except where non-compliance would not have a Material Adverse Effect.

(b) The Company has obtained and holds all necessary Licenses and Permits, approvals, consents and authorizations required under applicable Environmental Requirements and is in full compliance with all terms, conditions and provisions of the same, except where the failure to hold or to fully comply with such would not have a Material Adverse Effect.

(c) The Company’s occupancy and operation of the Subject Property has not resulted in any release, leak, discharge, spill, disposal or emission of Hazardous Substances in, on, to, from or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements or as required by any Agency, or could result in liability under any Environmental Law.

(d) There are no Hazardous Substances in the Subject Property as of the date of this Agreement which are the legal responsibility of the Company or pose a risk to the Company’s operations or employees, except for the presence of small quantities of Hazardous Substances utilized by the Company or other tenants of the Subject Property in compliance with Environmental Requirements and the ordinary course of their business.

(e) There is no pending or, to the Best of the Company’s Knowledge, threatened litigation or administrative investigation or proceeding against the Company concerning the Subject Property, the Company or the Shareholders regarding Hazardous Substances or Environmental Requirements.

(f) The Company has never owned, operated or leased any real property other than the Subject Property.

(g) The Company has not transported, recycled, treated or disposed of any Hazardous Substance, or arranged for the transportation, recycling, treatment or disposal of any Hazardous Substance, at any off-site location in any manner that may cause the Company to incur liability under any Environmental Law.

(h) To the Best of the Company’s Knowledge, no material expenditures are or will be required in order to comply with any existing Environmental Requirement.

4.13. Contracts.

(a) Set forth on Schedule 4.13 is a list of all material contracts, licenses, agreements, arrangements and commitments (whether oral or written) to which the Company is a party or by which its assets or the Business are bound, including, without limitation, contracts, licenses, agreements, arrangements or commitments (collectively, the “Contracts”) that relate to (i) the sale, lease or other disposition by the Company of all or any substantial part of the Business or the Company’s assets or the purchase by the Company of a substantial portion of assets (in each case other than in the ordinary course of business), (ii) the Intellectual Property, (iii) the employment of any person other than personnel employed at the pleasure of the Company on an at-will basis in the ordinary course of its business at rates of compensation and on terms consistent with past practice, (iv) collective bargaining with, or any representation of any employees by, any labor union or association, (v) the acquisition of services, supplies, equipment or other personal property involving more than $20,000 or that is not terminable by the Company upon not more than thirty (30) days’ notice without obligation on the part of the Company, (vi) noncompetition, (vii) distribution, agency or construction, (viii) lending or advancing of funds other than the extension of credit to trade purchasers in the ordinary course of the Company’s business consistent with past practice, (ix) borrowing of funds or receipt of credit other than by the Company in the ordinary course of business consistent with past practice and except for trade payables in amounts and on terms consistent with past practice, (x) incurring of any obligation or liability, individually or in the aggregate, in excess of $20,000 in an annual period except for transactions engaged in by the Company in the ordinary course of business consistent with past practice, (xi) the sale of personal property (other than sales of inventory in the ordinary course of business consistent with past practice) or services under which payments due after the date of this Agreement exceed $20,000, (xii) the granting of any rights restricting the development, manufacture, licensing, distribution of the products or services of the Company or a subsidiary or otherwise including “non-compete” provisions binding on the Company or a subsidiary, (xiii) indemnification by the Company or a subsidiary with respect to infringements of proprietary rights, (xiv) a “most favored nation” or “equally favored nation” provision binding on the Company, (xv) any matter or transaction not in the ordinary course of the business of the Company or that is inconsistent with the past business practice of the Company, and (xvi) obligations or rights that are otherwise material to the Company but not identified or described elsewhere in the Schedule of Exceptions. The Company has no agreements with customers that require the Company to provide goods or services at no charge or at rates significantly below the average rates for such goods or services set forth in the Company’s written customer Contracts, except for immaterial discounts and/or free goods or services provided as incentives to certain accounts. For the purposes of this Section 4.13(a), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to know are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections. Copies of all Contracts listed on Schedule 4.13 have been provided or otherwise made available to Buyer.

(b) Each Contract is in full force and effect on the date hereof, the Company is not in default under any Contract, which default could reasonably be expected to have a Material Adverse Effect, the Company has not given or received written notice of any default under any Contract, and, to the Best of the Company’s Knowledge, no other party to any Contract is in default thereunder.

(c) Except for this Agreement and the Term Sheet between the parties dated April 14, 2006, and as set forth on Schedule 4.13(c), the Company has not entered into any letter of intent, memorandum of understanding or other similar document (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, taken as a whole, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

4.14. No Violations. The execution, delivery and performance of this Agreement and the Transaction Documents contemplated hereby by the Company and the Shareholders and the consummation of the transactions contemplated hereby will not (i) violate any provision of any charter or other organizational document of any Target Company, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or its properties or assets are bound or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to, any Contract or any License or Permit or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

4.15. Government Contracts. The Company is not now and has not been a party to any governmental contract.

4.16. Consents. Except as set forth on Schedule 4.16, no consent or approval of, notice to, registration or filing with, or authorization or order of, any court or governmental authority, and no consent, approval or notice under any Contract or other agreement or commitment to which the Company is a party or by which its assets are bound, is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company or the consummation by the Company of the transactions contemplated hereby.

4.17. Litigation and Related Matters. Except as set forth on Schedule 4.17, there are no actions, suits, proceedings, investigations or grievances pending or, to the Best of the Company’s Knowledge, threatened at law or in equity, before or by any Agency, against the Company, the Business or any property or rights of the Company, or that question the validity of the Contracts or the right of the Company to enter into them, or the right of the Company to perform its obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to the Company, would or could be reasonably expected to result in any change in the current equity ownership of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Business or to the Company’s operations, assets or employees, nor is the Company in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Business or to the Company’s operations, assets or employees. Schedule 4.17 lists (x) all worker’s compensation claims outstanding against the Company as of the date hereof, and (y) all actions, suits or proceedings filed by or against the Company since December 31, 2002. The Company has not during the last three (3) years been required to make any indemnification payment as a result of any actual or alleged act or omission of the Company or any Person under its control and, to the Best of the Company’s Knowledge, no claims for any such payment have been made against the Company or any Person under its control. There is no action, suit or proceeding initiated by the Company currently pending or which the Company or a subsidiary currently intends to initiate. There are no actions, suits, proceedings are investigations pending or, to the Best of the Company’s Knowledge, threatened against any executive officer of the Company or his properties that would or could be reasonably expected to have an adverse effect on such executive officer or his ability to perform his duties with the Company. No officer, director, agent or employee of the Company is subject to any order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

4.18. Compliance with Laws. The Company and each of its principals, affiliates, agents, employees, consultants and advisors is, and has been at all times since inception, in compliance with all Applicable Laws, except to the extent that any noncompliance would not have a Material Adverse Effect, including, but not limited to, all applicable laws and regulations of the United States of America and any country in which it or they conduct business that prohibits unfair, fraudulent or corrupt business practices in the performance of business activities, including, but not limited to, the following prohibitions: (a) making any expenditures other than for lawful purposes or directly or indirectly offering, giving, promising to give or authorizing the payment or the gift of any money, or anything of value, to any entity or individual, while knowing or having reason to know that all or a portion of such money or thing of value will be given or promised, directly or indirectly, to any government official, official of an international organization, officer or employee of a foreign government or anyone acting in an official capacity for a foreign government, for the purpose of (x) influencing any action, inaction or decision of such official in a manner contrary to his or her position or creating an improper advantage; or (y) inducing such official to influence any government or instrumentality thereof to effect or influence any act or decision of such government or instrumentality; (b) conducting any activity or any failure to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the International Money Laundering Abatement and Anti-Terrorist Financing Act (“Patriot Act”) and any amendments or successors thereto; (c) disclosing, sublicensing or selling any of the information or rights to any person, or any government agency of any nation, if such disclosure, sublicense or sale would be regarded by any governmental agency or department of the United States as a breach of the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq. (1988), or the Transaction Control Regulations, 31 C.F.R. Section 505 et seq. (1988). The Company and each of its principals, affiliates, agents, employees, consultants and advisors understand and have been advised by legal counsel on the requirements of the laws referred to above, including the United States Foreign Corrupt Practices Act (currently located at “www.usdoj.gov/criminal/fraud/fcpa.html”), any local foreign corrupt practices laws and the Patriot Act (located at “www.epic.org/privacy/terrorism/hr3162.html”).

4.19. Intellectual Property Rights.

(a) Schedule 4.19(a) lists all Intellectual Property used by the Company in the Business and indicates (i) the term and exclusivity of the Company’s rights with respect to such Intellectual Property, and (ii) whether each such item of Intellectual Property is owned or licensed by the Company, and if licensed, the licensor and the license fees therefor.

(b) Unless otherwise indicated on Schedule 4.19(b), the Company has the right to use and to license any Intellectual Property owned by it, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Company in or to the Intellectual Property; no officer, director or employee of the Company or Shareholder or any third party has any right, title or interest in any of the Intellectual Property that is owned by the Company, and, to the Best of the Company’s Knowledge, all such persons who have been authors of any Intellectual Property owned by the Company have assigned it to the Company and waived their moral rights in any copyrighted works within the Intellectual Property, all employees of the Company with access to the Company’s confidential Intellectual Property have agreed to maintain the confidentiality of confidential Intellectual Property (Schedule 4.19(b) lists such individuals).

(c) The Company has received no notices with respect to any infringement of the Company’s rights to the Intellectual Property, and to the Best of the Company’s Knowledge, no Person has infringed the Company’s rights to the Intellectual Property. There are no pending proceedings or adverse claims made or threatened against the Company with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing with respect to the Intellectual Property or the rights of the Company therein; the Software and other technology included within the Intellectual Property performs in all material respects consistent with the warranties provided therefor or the Company has otherwise complied in all material respects with the requirements of any such warranty; and the Intellectual Property developed by the Company and the use thereof by the Company do not and will not conflict with or infringe upon any patents, trade names, trademarks, service marks, trademark or service mark registrations, or, to the Best of the Company’s Knowledge, copyright registrations or other intellectual property rights of others. The Company has not received any communication, whether written or oral, from any third party suggesting that it would be to the Company’s advantage to take a license from any third party. To the Best of the Company’s Knowledge, there is no governmental prohibition or restriction on the license, sale or use of the Intellectual Property under Applicable Law other than export controls.

(d) Schedule 4.19(d) indicates the extent to which any item constituting part of the Intellectual Property has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or any other Agency; all such registrations, filings and issuances have been maintained and have not expired, been invalidated or cancelled.

(e) The Intellectual Property is owned by the Company free and clear of all Liens; the Company is not obligated to pay any compensation to any Person in respect of the use of the Intellectual Property; all versions of the Software and other technology currently used, shipped or licensed by the Company have undergone and passed the Company’s standard testing procedures for known software viruses and do not contain viruses that would disrupt, damage or interfere with use of the Software and other technology; all versions of the Software and other technology currently used, shipped or licensed by the Company have undergone and passed the Company’s standard quality assurance testing; and the Company has not disclosed the source code for any of the Intellectual Property or other confidential or proprietary information constituting, embodied in or pertaining to the Intellectual Property to any Person without using commercially reasonable efforts to prevent such disclosure, other than disclosure of such source code to employees or independent contractors of the Company or third parties solely for evaluation purposes, in each case pursuant to valid and binding non-disclosure agreements with such Persons. The Intellectual Property does not contain derivative works of any programming or materials not owned in their entirety by the Company or without a license with respect thereto.

(f) Except as set forth on Schedule 4.19(f), the Intellectual Property of the Company and its subsidiaries does not include any Publicly Available Software, and neither the Company nor any subsidiary has used Publicly Available Software in whole or in part in the development of any part of such Intellectual Property in a manner that may subject the Company’s Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. The Company’s use of the Publicly Available Software identified on the Schedule 4.19(f) will not adversely affect the Company’s rights in any Intellectual Property that is material to the Company. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software; (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

4.20. Assumed Names and Domain Names. Schedule 4.20 sets forth a complete list of all fictitious business names and domain names owned or used by the Company in the conduct of the Business. The Company owns or has rights to use in the Business, as currently conducted and as proposed to be conducted, all fictitious business names, assumed names and domain names identified on the Schedule. No officer, director or employee of the Company or Shareholder, or any affiliate thereof, has any ownership or other interest in the domain names. None of the domain names, to the Best of the Company’s Knowledge, infringes any trademarks, trademark rights, trade names, trade name rights or service marks of others. The Company has not obtained rights to any domain name in violation of any Applicable Laws.

4.21. Proprietary Information and Invention Assignment. Each (i) former employee of the Company who (x) had access to confidential information of the Company that is material to the Company, taken as a whole, as of the date hereof (or that could reasonably be expected to be material to the Company, taken as a whole, in the future) or (y) participated in the development of the Intellectual Property that is or is expected to be material to the Company, taken as a whole, and (ii) current employee of the Company has executed a confidential information and invention assignment agreement in form and substance agreeable to the Buyer. No such employee or former employee has excluded works or inventions made prior to his or her employment or service with the Company or a subsidiary from his or her assignment of inventions pursuant to such confidential information and invention assignment agreement. Each (i) former consultant who (x) had access to confidential information of the Company or a subsidiary that is material to the Company, taken as whole, as of the date hereof (or that could reasonably be expected to be material to the Company, taken as a whole, in the future) or (y) participated in the development of the Intellectual Property that is or is expected to be material to the Company taken as a whole, and (ii) current consultant to the Company or a subsidiary has entered into an agreement containing appropriate confidentiality and invention assignment provisions. To the Best of the Company’s Knowledge, no officer, employee or consultant of the Company is in violation of such confidential information and invention assignment agreement or any prior employee contract or proprietary information agreement with any other entity or third party.

4.22. Employees; Employee Relations.

(a) Schedule 4.22(a) sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by the Company to each employee (which for all purposes of this Agreement shall include employees leased by the Company from a third party) whose current total annual compensation or estimated compensation is $25,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company to each such person, (iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (iv) all other transactions between the Company and any director, officer or employee thereof since January 31, 2003, and (v) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Financial Statements.

(b) The Company is not a party to, bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, to the Best of the Company’s Knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company or any subsidiary. The Company has not experienced any material labor difficulties during the last four (4) years and during the last four (4) years, none of the employees of the Company has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement or has been subject to or involved in or, to the Best of the Company’s Knowledge, threatened with, any union elections, petitions or other organizational or recruiting activities. There are no labor disputes existing, or to the Best of the Company’s Knowledge, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the Best of the Company’s Knowledge, are threatened.

(c) Except as disclosed on Schedule 4.22(c) unless otherwise provided for herein, the Company is not a party to any employment contract with any individual or employee. To the Best of the Company’s Knowledge, the relationships enjoyed by the Company with its employees are good, and the Company has no knowledge of any facts that would indicate that the Shareholders and the other key employees of the Company, as identified on Schedule 2.2(b), are not reasonably likely to continue in the employ thereof following the Closing on a basis similar to that existing on the date of this Agreement. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Best of the Company’s Knowledge unless otherwise provided for herein, no officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.

(d) No legal proceedings or, to the Best of the Company’s Knowledge, charges, complaints or claims exist under any federal, state or local laws affecting the employment relationship, including, but not limited to, (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like), (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions, (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246, (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium, or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and, to the Best of the Company’s Knowledge, no proceedings, charges, complaints or claims are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints or claims, whether valid or not. The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company. Since January 1, 2004, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws, and the Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending at the Closing Date.

(e) The Company is in compliance in all material respects with the provisions of the Americans with Disabilities Act, as amended.

(f) The Company employs all of its employees directly.

4.23. Employee Benefit Plans.

(a) Each Plan listed on Schedule 4.23, including identification of the Company or Group Member that sponsors such Plan, is in material compliance with Applicable Law, including ERISA and the Code, and has been administered and operated in material compliance with its terms and Applicable Law. Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has (i) received a favorable determination letter or (ii) was established by adoption of a prototype or volume submitter plan that is the subject of a favorable opinion letter issued by the Internal Revenue Service upon which the Company or the applicable Group Member of the Company is permitted to rely, and the Company has delivered or caused to be delivered to Buyer a true and complete copy of each such determination or opinion letter. To the Best of the Company’s Knowledge, no event has occurred and no condition exists that could be expected to result in the revocation of any such determination, and no amendments have been made since the date of the most recent determination letter for which the remedial period under Section 401(b) of the Code has expired. For purposes of this Agreement, the term “Plan” shall include each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock, stock appreciation rights, restricted stock, incentive, fringe benefit, sick leave, vacation, paid time off, leave of absence, profit sharing, pension, retirement, medical, life, disability, accident, salary continuation, and supplemental retirement plans, contracts, arrangements, or policies, including without limitation, “all employee benefit plans” within the meaning of Section 3(3) of ERISA that are sponsored or maintained by the Company, or any Group Member or to which the Company or any Group Member could have or could have had an obligation to contribute.

(b) No Plan is subject to Title IV of ERISA, and neither the Company nor any Group Member has made any contributions to, or had any obligation to contribute to, or participated in any “multiple employer plan” (within the meaning of the Code or ERISA) or “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Full payment has been made of all amounts that the Company or any Group Member was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due); all amounts properly accrued to date as liabilities of the Company that have not been paid have been properly recorded on the Financial Statements; and no Plan is subject to Part 3 of Subtitle B of Title 1 of ERISA or has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Company and its Group Members, if any, do not have any obligation to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 980B(f) of the Code to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code.

(c) (As of the date hereof, there are no material actions, suits or claims pending or, to the Best of the Company’s Knowledge threatened against or with respect to any Plan or the assets of any Plan (other than routine claims for benefits and appeals of denied claims) and no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the Best of the Company’s Knowledge, threatened against the Company or any Group Member or, to the Best of the Company’s Knowledge, any fiduciary of any Plan with respect to any such Plans. Neither the Company nor any Group Member has received any written notice that any Plan or any fiduciary thereof is presently the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency and, to the Best of the Company’s Knowledge, no such action has been threatened. The Company may amend or terminate any such Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination (and normal administrative termination costs).

(d) Neither the Company nor any Group Member nor any director, officer, or employee of the foregoing, nor, to the Best of the Company’s Knowledge, any other person who participates in the operation of any Plan, has engaged in any transaction with respect to any Plan, or breached any applicable fiduciary responsibility or obligation under Title I of ERISA that would subject any of them to a material tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any material claim being made under, by or on behalf of any such Plan by any party with standing to make such a claim.

(e) Neither the Company nor any Group Member has incurred any liability or civil penalty under Sections 409, 402(i) or 502 of ERISA or liability for any tax or excise tax arising under Chapter 43 or Section 6652 of the Code with respect to any Plan, and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such liability with respect to any Plan.

(f) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any Person being classified or treated as a “parachute payment” (within the meaning of Section 280G of the Code).

(g) With respect to each Plan, the Company has delivered or otherwise made available to Buyer a true and complete copy of such Plan document, including any amendments thereto, and a copy of any related trust agreement, insurance contract or any other agreements by which such Plan is established, operated, administered, or funded, the most recent summary Plan description, together with any summaries of material modifications, and the three most recently filed Forms 5500, as applicable.

(h) Each Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code complies in form and in operation with Section 409A of the Code and no event has occurred that would trigger the additional tax set forth in Section 409A(a)(1)(B)(i)(II) of the Code with respect to any such Plan.

(i) The Company does not, and following the Closing Date, Buyer will not, have any liability (actual or contingent) with respect to any Plan established, maintained, or sponsored by any Group Member, or to which any Group Member has contributed, or into which any Group Member has entered.

4.24. Insurance. Schedule 4.24 contains an accurate list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company. All such policies are in full force and effect and shall remain in full force and effect through the Closing Date, and are sufficient in amount, subject to reasonable deductibles, to allow the Company to replace any of its properties that might be damaged or destroyed. The Company has not received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. No pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid.

4.25. Business Relations. Schedule 4.25 contains an accurate list of all significant customers of the Company (i.e., disclosing either those customers representing five percent (5%) or more of the Company’s revenues for the twelve (12) months ended December 31, 2005 or those ten (10) largest revenue-generating customers). The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers. No customer records have suffered damage or have been lost or improperly destroyed.

4.26. Interests in Customers, Suppliers, Etc. No Shareholder or officer, director or affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any Person that is a client, supplier, customer, lessor, lessee or competitor of the Company. Ownership of securities of a corporation whose securities are registered under the 1934 Act not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.26.

4.27. Officers and Directors. Set forth on Schedule 4.27 is a list of the current officers and directors of the Company and each subsidiary.

4.28. Bank Accounts and Powers of Attorney. Schedule 4.28 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box or a line of credit, letter of credit or other financial agreement, arrangement or obligation, and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 4.28. Except as disclosed on Schedule 4.28, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to the Business for any purpose whatsoever.

4.29. Absence of Undisclosed Liabilities or Certain Changes or Events.

(a) Except as and to the extent reflected or reserved against in the Financial Statements, the Company has not had any material accrued or contingent liability or liabilities or obligations (contractual or otherwise) arising out of any transaction or state of facts existing prior to or on the date hereof or arising other than in the ordinary course of business since December 31, 2005 (whether such liability is accrued, to become due, contingent or otherwise) in excess of $20,000 in the aggregate.

(b) Since December 31, 2005 there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of the Company, taken as a whole, from that reflected in the Financial Statements, except changes in the ordinary course of business consistent with past practice;

(ii) any material damage, destruction or loss to the physical properties of the Company or to the physical properties of any third parties that are located on the Company’s premises or within the Company’s control, whether or not covered by insurance;

(iii) any waiver by the Company or a subsidiary of a valuable right or of a material debt owed to it;

(iv) any material change or amendment to an agreement by which the Company or a subsidiary or any of their respective assets or properties are bound or subject;

(v) any loans made by the Company or a subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(vi) any resignation or termination of any executive officer or key employee of the Company or a subsidiary, and the Company does not have any knowledge of any impending resignation or termination of employment of any such officer or key employee;

(vii) any material change in any compensation arrangement or agreement with any employee, director or stockholder;

(viii) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(ix) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or a subsidiary, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company, taken as whole;

(x) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock or other equity interests, or any direct or indirect redemption, purchase or other acquisition of any of such stock or equity interests by the Company;

(xi) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or a subsidiary, with respect to any of their respective material properties or assets, except liens for taxes not yet due or payable;

(xii) any loss of any suppliers or material customers of the Company, any loss of business or increase in the cost of inventory items or change in the terms offered to such customers or any material change in the relations of the Company with its customers or suppliers, including any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or a subsidiary;

(xiii) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $20,000, in each event with respect to items (i) – (xii) hereof that would be reasonably likely to have a Material Adverse Effect.

(xiv) any other event or condition of any character that has had a Material Adverse Effect; or

(xv) any agreement or commitment by the Company or a subsidiary to do any of the things described in this Section 4.29(b).

4.30. Disclosure. No representation or warranty of the Company or the Shareholders contained in this Agreement, in the schedules attached hereto or in any certificate or other documentation furnished or to be furnished by the Company or the Shareholders to Buyer in connection herewith or pursuant hereto or further to the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein, in light of the circumstances under which made, not misleading, in each case that could be reasonably expected to have a Material Adverse Effect.

4.31. Continuity of Business Enterprise. The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

4.32. Spin-off by the Company. There has not been any sale or spin-off of material assets of either the Company or any other Person that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with the Company, within the two (2) years prior to the date of this Agreement, and any such sale or spin-off was not effected in contemplation of the transactions described herein.

4.33. Ownership of the Shares. Each of the Shareholders is the record and beneficial owner of that number of Shares set forth opposite such Shareholder’s name in Schedule 4.4. Each Shareholder has good and marketable title to such Shares, free and clear of any Liens or other claims, security interests, pledges, or encumbrances of any nature whatsoever. All such Shares are duly authorized, validly issued, fully paid and nonassessable and each Shareholder has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver its Shares to Buyer, and upon delivery to Buyer of the Stock Powers and Company Certificates, Buyer shall acquire good and marketable title to such Shares, free and clear of any Liens or encumbrances of any nature whatsoever.

4.34. Non-Registration of Buyer Common Stock. Each Shareholder understands that the Buyer Common Stock received by him pursuant to this Agreement is not registered under the 1933 Act, or under applicable state securities laws, in reliance upon exemption contained in the 1933 Act and such laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless the Buyer Common Stock is subsequently so registered pursuant to the terms of this Agreement or qualify for exemption from registration under the 1933 Act and such applicable state securities laws; and the certificates of such Buyer Common Stock shall bear an appropriate legend to that effect.

4.35. Investment Representations.

(a) Each Shareholder is acquiring the Buyer Common Stock allocable to him for investment for his own account and not with a view to, or for resale in connection with, the distribution thereof in contravention of securities laws.

(b) Each Shareholder’s knowledge and experience in financial and business matters are such that he (either alone or together with such Shareholder’s advisors) is capable of evaluating the merits and risks of his or her acquisition of the Buyer Common Stock. Each Shareholder acknowledges that Buyer has made available to each Shareholder, his legal and tax counsel, and each Shareholders’ advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, Buyer and its representatives, about Buyer and access to any information, documents, financial statements, records and books (i) relative to Buyer and its business and an investment in Buyer, and (ii) necessary to verify the accuracy of any information furnished to each Shareholder.

(c) Each Shareholder’s financial condition is such that he can afford to bear the economic risk of holding the Buyer Common Stock for an indefinite period of time and has adequate means for providing for his current needs and contingencies and to suffer a complete loss of his investment in the Buyer Common Stock.

(d) Each Shareholder is an “accredited investor” as defined in Rule 501 under the 1933 Act. Each Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Buyer Common Stock. No Shareholder is a registered broker dealer or an affiliate of any broker or dealer registered under Section 15(a) of the 1934 Act, or a member of the National Association of Securities Dealers, Inc. or a Person engaged in the business of being a broker dealer.

(e) Each Shareholder has been advised that (i) the Buyer Common Stock have not been registered under the 1933 Act or other applicable securities laws, (ii) the Buyer Common Stock may need to be held indefinitely, and each Shareholder must continue to bear the economic risk of the investment in the Buyer Common Stock unless the Buyer Common Stock is subsequently registered under the 1933 Act or an exemption from such registration is available, (iii) when and if the Buyer Common Stock may be disposed of without registration in reliance on Rule 144 promulgated under the 1933 Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and the Shareholder must deliver an opinion of counsel to Buyer reasonably acceptable to Buyer in form, substance and scope to the effect that the Buyer Common Stock to be sold or transferred may be sold or transferred under an exemption from such registration, and (iv) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the 1933 Act.

(f) Each Shareholder understands that no Agency has passed upon or made any recommendation or endorsement of the Buyer Common Stock.

(g) Each Shareholder understands that the Buyer Common Stock is characterized as “restricted securities” under the U.S. federal securities laws inasmuch as the Buyer Common Stock is being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

(h) Each Shareholder acknowledges that Buyer and its advisors will rely on the representations and warranties of the Shareholder contained in this Section 3.32 for purposes of determining whether the issuance of the Buyer Common Stock is exempt from registration under the 1933 Act and other applicable securities laws.

4.36. Legends. Each Shareholder understands that the shares received of the Buyer Common Stock upon consummation of the Acquisition shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

4.37. Transactions With Affiliates and Employees.

(a) Except as set forth on Schedule 4.37, there are no agreements, understandings or proposed transactions that constitute Affiliate Transactions (as defined below) or any employment, stock option, stock purchase, severance, change of control or other agreements with any officer, director or key employee. No employee, officer, director or, to the Best of the Company’s Knowledge, Shareholder, or member of his immediate family is indebted to the Company or any subsidiary, nor is the Company or any subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any subsidiary and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Company’s Board of Directors and stock purchase agreements approved by the Company’s Board of Directors). To the Best of the Company’s Knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any subsidiary is affiliated or with which the Company or a subsidiary has a business relationship, or any firm or corporation that competes with the Company or a subsidiary, except in connection with the ownership of stock in publicly-traded companies. To the Best of the Company’s Knowledge, no employee, officer, director or stockholder, nor any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or a subsidiary (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company). “Affiliate Transaction” means any transaction that it is reasonably likely would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act and the Securities Exchange Act of 1934, as amended, assuming the Company is at such time subject to the periodic reporting obligations of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (even if the Company is not in fact at such time subject to such requirements).

(b) Unless detailed otherwise on Schedule 4.37, all of the agreements described in Section 4.37(a) contain terms and obligations that are as favorable to the Company as the Company would have obtained had such agreements been negotiated in an arm’s-length transaction with a bona fide third party.

4.38. Brokers or Finders. Neither the Company nor any subsidiary has incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company or any subsidiary, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

A Schedule of Exceptions, attached hereto as Exhibit C-2, shall be delivered to the Company and Shareholders in connection with the Closing. Except as set forth on the Schedule, Buyer represents and warrants to the Company and the Shareholders that all of the following representations and warranties set forth in this Article V are true and correct at the time of the Closing:

5.1. Due Organization; Good Standing. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own, to lease and to operate its properties and to carry on its business as now being conducted, and to execute and perform its obligations pursuant to this Agreement. Buyer is duly authorized and qualified and in good standing under all Applicable Law, regulations, and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Buyer Material Adverse Effect. Set forth on Schedule 5.1 is a list of the jurisdictions in which the Buyer is qualified or licensed to do business as a foreign corporation or other applicable entity. True, complete and correct copies of the Amended and Restated Certificate of Incorporation and the Bylaws are all attached hereto on Schedule 5.1. The minute books of the Buyer, as heretofore made available to the Company, are correct and complete in all material respects.

5.2. Capitalization. The Buyer is authorized to issue up to 61,100,000 shares of its capital stock, consisting of 50,000,000 shares of Common Stock, $0.001 par value per share, and 11,100,000 shares of Series A Preferred Stock, $0.001 par value per share. Schedule 5.2 sets forth a complete and correct list of the shares of Buyer’s Common Stock and shares of Buyer’s Series A Preferred Stock currently outstanding. In addition, the Buyer has warrants outstanding exercisable into 110,554 shares of Common Stock and options outstanding pursuant to its 2006 Equity Incentive Plan, under which 2,116,975 shares of Common Stock are reserved for issuance. Schedule 5.2 also sets forth a complete and correct list of the any outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which the Buyer is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of capital stock of the Buyer, any rights, “demand,” “piggy-back” or otherwise, to have such securities registered under the 1933 Act and any agreement or understanding between the Buyer and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transactions) by the Company; or (iii) the occurrence of any other event or combination of events.

5.3. Buyer Common Stock . The Buyer Common Stock to be issued to the Shareholders at the Closing shall be validly and legally issued shares of Buyer Common Stock, fully paid with effect from the Closing Date, and (i) shall be free and clear of all Liens created by any act or omission of Buyer, and (ii) except as described in this Agreement, will be legally equivalent in all respects to the Buyer Common Stock issued and outstanding as of the date hereof and subject to the Buyer’s Amended and Restated Certificate of Incorporation and Bylaws.

5.4. Validity of Obligations. The execution and delivery of the Transaction Documents by Buyer and the performance by Buyer of the transactions contemplated therein have been duly and validly authorized by the Board of Directors of Buyer, and the Transaction Documents shall have each been duly and validly authorized by all necessary corporate action, duly executed and delivered at or prior to the Closing and shall be the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, subject to the Equitable Exceptions.

5.5. Authorization. The representatives of Buyer executing this Agreement and the other Transaction Documents have the corporate authority to enter into and to bind Buyer to the terms of this Agreement and the other Transaction Documents. Buyer has the full legal right, power and authority to enter into this Agreement and the other Transaction Documents.

5.6. No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of any transactions referred to herein or contemplated hereby will not:

(a) Conflict with, or result in a breach or violation of, the Amended and Restated Certificate of Incorporation or the Bylaws of Buyer, copies of which have been made available to the Company;

(b) Materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any material document, agreement or other instrument to which Buyer is a party or by which its properties or assets are bound, or violate or result in the creation or imposition of any Lien on any of Buyer’s properties or assets pursuant to (i) any law or regulation to which Buyer or any of its properties or assets are subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its properties or assets are subject; or

(c) Result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to any material permit, license, franchise, mortgage, indenture, instrument, contractual right or other authorization of Buyer or, except as set forth on Schedule 5.6, require notice to, or the consent or approval of, any Agency or other third party to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

5.7. Disclosure. No representation or warranty of the Buyer contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Buyer to the Company and the Shareholders in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein, in light of the circumstances under which made, not misleading, in each case that could be reasonably expected to have a Buyer Material Adverse Effect.

5.8. Conformity with Law and Litigation

(a) To the Best of Buyer’s Knowledge, Buyer has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing that would have a Buyer Material Adverse Effect. To the Best of Buyer’s Knowledge, Buyer is not in violation of any Applicable Law or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it that would have a Buyer Material Adverse Effect, including, but not limited to, all applicable laws and regulations of the United States of America and any country in which it or they conduct business that prohibits unfair, fraudulent or corrupt business practices in the performance of business activities, including, but not limited to, the following prohibitions: (a) making any expenditures other than for lawful purposes or directly or indirectly offering, giving, promising to give or authorizing the payment or the gift of any money, or anything of value, to any entity or individual, while knowing or having reason to know that all or a portion of such money or thing of value will be given or promised, directly or indirectly, to any government official, official of an international organization, officer or employee of a foreign government or anyone acting in an official capacity for a foreign government, for the purpose of (x) influencing any action, inaction or decision of such official in a manner contrary to his or her position or creating an improper advantage; or (y) inducing such official to influence any government or instrumentality thereof to effect or influence any act or decision of such government or instrumentality; (b) conducting any activity or any failure to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the International Money Laundering Abatement and Anti-Terrorist Financing Act (“Patriot Act”) and any amendments or successors thereto; (c) disclosing, sublicensing or selling any of the information or rights to any person, or any government agency of any nation, if such disclosure, sublicense or sale would be regarded by any governmental agency or department of the United States as a breach of the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq. (1988), or the Transaction Control Regulations, 31 C.F.R. Section 505 et seq. (1988). The Buyer and each of its principals, affiliates, agents, employees, consultants and advisors understand and have been advised by legal counsel on the requirements of the laws referred to above, including the United States Foreign Corrupt Practices Act (currently located at “www.usdoj.gov/criminal/fraud/fcpa.html”), any local foreign corrupt practices laws and the Patriot Act (located at “www.epic.org/privacy/terrorism/hr3162.html”).

(b) Except as set forth on Schedule 5.8, there are no claims, actions, suits or proceedings, pending or, to the Best of Buyer’s Knowledge, threatened, at law or in equity, against or affecting Buyer, or before or by any Agency having jurisdiction over it, in each case that would have a Buyer Material Adverse Effect, and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. The Buyer is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. The Buyer is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Business or to the Buyer’s operations, assets or employees, nor is the Buyer in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Business or to the Buyer’s operations, assets or employees. There are no actions, suits, proceedings are investigations pending or, to the Best of the Buyer’s Knowledge, threatened against any executive officer of the Buyer or his properties that would or could be reasonably expected to have an adverse effect on such executive officer or his ability to perform his duties with the Buyer. No officer, director, agent or employee of the Buyer is subject to any order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

5.9. Capital Resources. Buyer has or will be able to obtain sufficient capital resources to pay the Purchase Price at the Closing Date.

5.10. Brokers or Finders. Except as disclosed on Schedule 5.10, neither the Buyer nor any subsidiary has incurred, and will not incur, directly or indirectly, as a result of any action taken by the Buyer or any subsidiary, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

5.11. Consolidated Financial Statements.

(a) The Buyer has previously furnished to Company the audited consolidated balance sheets of the Buyer as of December 31, 2005, December 31, 2004, and December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the three (3) fiscal years then ended, as audited by the Buyer’s Accountant (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and fairly present the consolidated financial condition of the Buyer as at the respective dates and the consolidated results of operations and cash flows of the Buyer for the periods indicated.

(b) The Buyer’s Accountant has audited the Financial Statements and has rendered its opinion and provided an audit report with respect to such Financial Statements. The Buyer’s Accountant is and has been throughout the periods covered by such consolidated Financial Statements (i) a “registered public accounting firm” (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), and (ii) “independent” with respect to the Buyer within the meaning of Regulation S-X of the SEC. The Buyer’s Accountant has not, throughout the periods covered by such Financial Statements, performed any services for the Buyer or any of its subsidiaries that would be prohibited by Section 10A(g) of the 1934 Act or the related rules of the SEC if the Buyer were required to file reports pursuant to the 1934 Act. Except as set forth on Schedule 5.11(b), the Buyer’s Accountant has not performed any non-audit services for the Buyer or any of its subsidiaries since the beginning of the Buyer’s immediately preceding fiscal year.

(c) The Buyer does not have any “off-balance sheet arrangements.” For purposes of the preceding sentence, “off-balance sheet arrangement” means with respect to any Person, any securitization transaction to which that Person or its subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (i) any obligation under a direct or indirect guarantee or similar arrangement; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (iii) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the Financial Statements; or (iv) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the Financial Statements (including the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (including the footnotes thereto) include, without limitation: (i) obligations that are not classified as a liability according to GAAP; (ii) contingent liabilities as to which, as of the date of the Financial Statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or (iii)

liabilities as to which the amount recognized in the Financial Statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the Financial Statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements).

(d) Except to the extent (and not in excess of the amounts) reflected in the December 31, 2005 balance sheet included in the Financial Statements or as set forth on Schedule 5.11(d), the Buyer has no material contingent liabilities or obligations (including, without limitation, Taxes payable and deferred Taxes and interest accrued since December 31, 2005) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2005. For each such contingent liability, the Buyer has provided to Company the following information:

(i) A summary description of the contingent liability together with the following:

(A) Copies of all relevant documentation relating thereto;

(B) Amounts claimed and any other action or relief sought; and

(C) Name of claimant and all other parties to the claim, suit or proceeding.

(ii) The name of each court or agency before which such claim, suit or proceeding is pending; and

(iii) The date such claim, suit or proceeding was instituted.

5.12. Absence of Undisclosed Liabilities or Certain Changes or Events.

(a) Except as and to the extent reflected or reserved against in the Financial Statements or set forth in Schedule 5.12, the Buyer has not had any material accrued or contingent liability or liabilities or obligations (contractual or otherwise) arising out of any transaction or state of facts existing prior to or on the date hereof or arising other than in the ordinary course of business since December 31, 2005 (whether such liability is accrued, to become due, contingent or otherwise) in excess of $20,000 in the aggregate.

(b) Since December 31, 2005 there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of the Buyer from that reflected in the Financial Statements, except changes in the ordinary course of business consistent with past practice;

(ii) any material damage, destruction or loss to the physical properties of the Buyer or to the physical properties of any third parties that are located on the Buyer’s premises or within the Buyer’s control, whether or not covered by insurance;

(iii) any waiver by the Buyer or a subsidiary of a valuable right or of a material debt owed to it;

(iv) any material change or amendment to an agreement by which the Buyer or a subsidiary or any of their respective assets or properties are bound or subject;

(v) any loans made by the Buyer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(vi) any resignation or termination of any executive officer or key employee of the Buyer, and the Buyer does not have any knowledge of any impending resignation or termination of employment of any such officer or key employee;

(vii) any material change in any compensation arrangement or agreement with any employee, director or stockholder;

(viii) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(ix) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Buyer, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Buyer;

(x) any declaration, setting aside or payment or other distribution in respect of any of the Buyer’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock or equity interests by the Buyer;

(xi) any mortgage, pledge, transfer of a security interest in, or lien, created by the Buyer, with respect to any of their respective material properties or assets, except liens for taxes not yet due or payable;

(xii) any loss of any suppliers or material customers of the Buyer, any loss of business or increase in the cost of inventory items or change in the terms offered to such customers or any material change in the relations of the Buyer with its customers or suppliers, including any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Buyer;

(xiii) any capital expenditure (including any capital leases) or commitment therefor by the Buyer in excess of $100,000, in each event with respect to items (i) – (xii) hereof that would be reasonably likely to have a Material Adverse Effect.

(xiv) any other event or condition of any character that has had a Material Adverse Effect; or

(xv) any agreement or commitment by the Company or a subsidiary to do any of the things described in this Section 5.12.

5.13. Tax Matters. The Buyer has timely filed or caused to be filed on a timely basis all Tax Returns and reports (federal, state and local) that are or were required to be filed by or with respect to any of the Buyer and all of its affiliates, either separately or as a member of a group of entities, pursuant to all Applicable Laws. All such Tax Returns and reports were true and correct in all material respects. The

Buyer has paid all Taxes and other assessments due and owing by the Buyer (whether or not shown on any Tax Return), except those contested by it in good faith.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1. Preparation and Filing of Tax Returns.

(a) The Shareholders shall, in accordance with the Company’s past practices, prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for Tax periods ending on or prior to the Closing Date that are due to be filed after the Closing Date, including, without limitation, the Company’s final S corporation Tax Return. The Shareholders shall be responsible for the payment of all Taxes reported on such Tax Returns. Any Tax Returns of the Company filed by the Shareholders on or after the Closing Date shall be subject to Buyer’s review and approval prior to filing, which approval shall not be unreasonably withheld, delayed or conditioned, and copies of such Tax Returns shall be provided to Buyer at least thirty (30) days before the date such Tax Returns are due.

6.2. Cooperation on Tax Matters.

(a) (i) Buyer, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes pursuant to this Section 6.2(b). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Buyer (after the Closing) shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) give the Shareholders reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholders so direct in writing, the Buyer shall allow the Shareholders to take possession of such books and records.

(ii) Each of Buyer and the Shareholders shall, upon request from the other party, use reasonable best efforts to obtain any certificate or other document from any governmental authority or other Person as may be necessary to mitigate, reduce, defer or eliminate any Tax that could be imposed (including, but not limited to, any with respect to the transactions contemplated hereby).

(b) Certain Taxes. All transfer (including real property), documentary, sales, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains Tax triggered by the sale of the Shares and any similar Tax or other Tax imposed by States or subdivisions) shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, stamp, registration and other similar Taxes and fees.

If required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(c) Any Taxes owed by the Shareholders pursuant to Sections 6.2(a), and as a result of the representation in Section 4.9, shall be paid by the Shareholders at least five (5) business days before the date such Taxes are due.

6.3. Conduct of the Business. Except as expressly permitted or contemplated by this Agreement, each Target Company and the Company as a whole shall observe each term set forth in this Section 6.3 and agrees that, from the date hereof until the Closing, unless otherwise consented to by the Buyer in writing:

(a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of the Company’s business, on an arm’s-length basis, in the best interest of the Company and the Shareholders and in accordance in all material respects with all Applicable Laws, rules and regulations and consistent with the past practice of the Company;

(b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock or other equity interest(s); (ii) sell, pledge, dispose of or encumber any of its assets (or enter into factoring or similar arrangements), except in the ordinary course of business and except as identified to the Buyer in writing; (iii) amend or propose to amend its Certificates of Incorporation or Bylaws, or Articles of Organization; (iv) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock or other equity interests; (v) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other equity interests; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than sixty (60) days; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.3(b);

(c) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements that will be binding on, or in any way adversely affect, the Buyer other than in the ordinary course of business consistent with past practice; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay that will be binding on, or in any way adversely affect the Buyer after the Closing Date or increase any of the benefits payable in effect on the date hereof that will be binding on the Company or the Buyer after the Closing, in each event other than in the ordinary course of business consistent with past practice. However, the Buyer acknowledges and agrees that from and after the date hereof and prior to the Closing Date, the Company may pay compensation for services to the Company’s employees in the usual regular and ordinary course of business in accordance with past practices. The parties to this Agreement further acknowledge and agree that the Company shall not make distributions to the Shareholders of the Company after the date of this Agreement, other than as expressly contemplated elsewhere within this Agreement;

(d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, other than as otherwise specified in this Agreement;

(e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f) The Company shall (i) use all reasonable efforts to preserve intact the Company’s business organization and goodwill, keep available the services of the Company’s officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company, (ii) confer as reasonably requested with representatives of the Buyer to report operational matters and the general status of ongoing operations, and (iii) not intentionally take any action would render, or reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; and

(g) The Company shall not (i) change any of its or its predecessor methods of accounting in effect at December 31, 2005, other than those required by GAAP, (ii) make or rescind any express or deemed election relating to Taxes, other than as expressly contemplated elsewhere within this Agreement, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income Tax Returns from the taxable year ending December 31, 2005.

6.4. Consents.

(a) The Company and the Shareholders shall use commercially reasonable efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit the Company and the Shareholders to effectuate this Agreement and consummate the Acquisition or other transactions contemplated hereby, including, without limitation, those consents set forth on Schedule 4.16 hereto (the “Company Consents”). All Company Consents will be in writing and copies thereof will be delivered to the Buyer promptly after the Company’s receipt thereof, but in not case later that immediately prior to Closing.

(b) The Buyer shall use commercially reasonable efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit the Buyer to effectuate this Agreement and consummate the Acquisition or other transactions contemplated hereby (the “Buyer Consents”). All Buyer Consents will be in writing and copies thereof will be delivered to the Company and the Shareholders promptly after the Buyer’s receipt thereof, but in not case later that immediately prior to Closing.

6.5. Access to Information. The Company shall provide to the Buyer and the Buyer shall provide to the Company and to any lenders entitled to information concerning the transactions contemplated hereby pursuant to loan or financing agreements with the Buyer and to their respective representatives and agents such access to the books and records of the Company, and shall furnish to the Buyer and such lenders and any such representatives or agents such financial and operating data and other information with respect to the Business and the operations of the Company, as are generated by the Company in the normal course of business and, in addition, such information as the Buyer or any such lenders may reasonably request from time to time, and shall permit the Buyer, such lenders and their respective representatives and agents to make such inspections of each of the Company’s Real Properties and Real Property Leases and personal properties as the Buyer may reasonably request. The Company and the Shareholders shall promptly arrange for the Buyer, such lenders and their respective representatives and agents to meet with such directors, officers, employees and agents of the Company as they may reasonably request from time to time.

6.6. No Solicitation.

(a) Neither the Shareholders nor the Company shall, directly or indirectly, nor shall either the Shareholders or the Company authorize or permit any directors, officers or employees or any investment banker, financial advisor, accountant, attorney or other representative of such party, directly or indirectly, to (i) solicit, initiate, discuss, negotiate, encourage or induce the making, submission or announcement of any offer or proposal (each, a “Third Party Acquisition Proposal”) contemplating or otherwise relating to any Third Party Acquisition Transaction (as defined in Section 6.6(b), or take any action that could reasonably be expected to lead to a Third Party Acquisition Proposal, (ii) furnish any nonpublic information regarding such party to any person or entity other than the other parties hereto or their representatives (each, a “Person”) in connection with, or in response to, a Third Party Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Third Party Acquisition Proposal, (iv) approve, to endorse or recommend any Third Party Acquisition Proposal, or (v) enter into any letter agreement of intent or similar document or any agreement contemplating or otherwise relating to any Third Party Acquisition Transaction. The Shareholders and the Company further agree that each shall immediately notify the Buyer of any and all solicitations, submissions, announcements, discussions, offers, proposals or other actions constituting, or that could reasonably be expected to lead to, or be deemed to be, a Third Party Acquisition Proposal including all such communications received since October 17, 2005. Such notification obligation shall include disclosure of the identity of the party making the Third Party Acquisition Proposal or inquiry, the terms and conditions of any Third Party Acquisition Proposal and any material financing terms. The Shareholders and the Company shall keep the Buyer fully informed of the status and details of such Third Party Acquisition Proposal or inquiry.

(b) As used in this Agreement, the term “Third Party Acquisition Transaction” shall mean any transaction or series of related transactions (other than those contemplated hereby) involving:

(i) Any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which (a) the party is a constituent corporation, (b) a Person or “group” (as defined in the 1934 Act and the rules promulgated thereunder) of Persons directly or indirectly acquires such party or more than fifty percent (50%) of such party’s business or, directly or indirectly, acquires beneficial or record ownership of securities representing more than fifty percent (50%) of the outstanding securities of any class of voting securities of such party, or (c) in which such party issues securities representing more than fifty percent (50%) of the outstanding securities of any class of voting securities of such party; or

(ii) Any sale, lease (other than in the ordinary course of business and other than a disposition in liquidation), exchange, transfer, license (other than in the ordinary course of business) or disposition of more than fifty percent (50%) of the assets of such party, net of liabilities, carried at book value.

(c) Each Shareholder and the Company acknowledge that the Buyer will incur substantial costs and will necessarily forego other strategic opportunities if it pursues the transactions contemplated by this Agreement. In recognition of this and as an inducement to the Buyer to execute and to deliver this Agreement and to consummate the transactions contemplated hereby, each Shareholder and the Company hereby agrees that if any Shareholder or the Company breaches any of the covenants or agreements set forth in this Section 6.5, then it shall reimburse the Buyer for all costs and expenses incurred by the Buyer in connection with such transactions (the “Buyer Expenses”).

(d) Upon execution of this Agreement, the agreements and undertakings set forth in this Section 6.6 shall supersede any prior agreements or understandings by and between the Buyer and the Company concerning the subject matter of this Section 6.6.

6.7. Bring-Down Schedule. If the parties do not consummate the transactions contemplated herein concurrently with execution of this Agreement, not less than two (2) business days prior to the Closing Date, if the Company and the Shareholders shall provide the Buyer a full and complete list of the items added to, deleted from or amended on each of the Company’s other disclosure Schedules within the period following execution of this Agreement and prior to the Closing Date. In the event that the Buyer consents to the content of the Bring-Down Schedule and proceeds to consummate the transactions set forth in this Agreement upon receipt of the Bring-Down Schedule, such items shall be deemed to have been set forth on the Company’s disclosure schedules as of the date of execution of this Agreement.

6.8. PartsBin Designee. The Shareholders shall select, subject to the Buyer’s reasonable objections, an individual to serve on the Buyer’s Board of Directors, effective as of the Closing Date (the “PartsBin Designee”). Selection of the PartsBin Designee shall take the form of a notice signed by the Shareholders delivered to the Secretary of the Buyer no later than five (5) business days prior to the Closing Date. The Buyer’s Board of Directors will take such action necessary to timely review the selection and appoint the PartsBin Designee to the Board of Directors, effective as of the Closing Date.

6.9. Press Releases; Provision of Financials.

(a) Buyer shall be entitled to issue press releases or make any public statements or filings with respect to the transactions contemplated hereby, and Company and Shareholders shall not issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of Buyer, except if such disclosure is required by law, in which case the Company shall promptly provide Buyer with prior notice of such public statement, filing or other communication.

(b) Immediately following the execution of this Agreement, the Company shall provide full and complete access for Buyer and Buyer’s accountants to the books and records of the Company and shall direct the Company’s officers and directors to cooperate with any audit of the Company by the Buyer’s accountants.

(c) To the extent required by Buyer under GAAP or the rules or regulations of the SEC or any other Agency, the Company and the Company’s Accountant shall furnish complete and unqualified consent to Buyer to use the Financial Statements and the Company’s historical financial statements for any reasonable business purpose at any time the same may be requested by Buyer from time to time after the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders with respect to actions to be taken on the Closing Date are subject to the satisfaction by the Buyer or the waiver by the Company and the Shareholders on or prior to the Closing Date of all of the following conditions, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the Buyer contained in Article V hereof.

7.1. Corporate Approval. The Board of Directors of each Target Company, or Manager as applicable, and the Shareholders, as the holders of all of the outstanding equity interests of the Company, shall have approved the transactions contemplated hereby in accordance with the provisions of applicable corporate law, including the appointment, effective upon Closing, of the PartsBin Designee.

7.2. Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects; and the Company shall have received, on behalf of the Shareholders, a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Buyer to such effect.

7.3. No Material Adverse Effect. No event or circumstance shall have occurred that would constitute a Buyer Material Adverse Effect.

7.4. Good Standing Certificates; Certificate of Satisfaction. The Buyer shall have delivered to the Company a certificate, dated as of a date not more than ten (10) days prior to the Closing Date, duly issued by the Secretary of State of the State of Delaware showing that the Buyer is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for all periods prior to the Closing have been filed and paid.

7.5. Consents and Approvals; No Litigation. All materially necessary consents of and filings with any Agency or any third party relating to the consummation of the transactions contemplated herein and to be obtained and made by the Buyer shall have been obtained and made. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or to prohibit the transactions contemplated by this Agreement, and no Agency shall have taken any other action or made any request of the Shareholders or the Company as a result of which the management of the Company reasonably deems it inadvisable to proceed with the transactions hereunder.

7.6. Escrow Agreement. The Buyer shall have executed and delivered to the Company, Shareholders and Escrow Holder the Escrow Agreement.

7.7. Employment Agreements. The Buyer shall have executed and delivered to each Shareholder an offer letter for employment with the Buyer for counter-signature upon Closing (the “Employment Agreements”), in each case in substantially the form set forth in Exhibit D. The Buyer shall have also executed and delivered to each of the other employees listed on Schedule 2.2(b) an offer letter for continued employment in the Buyer’s customary form.

7.8. Noncompetition Agreements. In conjunction with the merger of the Company and the sale of the Shareholders’ entire equity interest in the Business, the Buyer shall have provided to each Shareholder a Noncompetition Agreement in substantially the form attached hereto as Exhibit E the (“Noncompetition Agreements”), and its standard form nondisclosure and invention assignment agreement in substantially the form attached as Exhibit F (“Nondisclosure Agreement”), to be executed and delivered to Buyer concurrent with the Closing. The Buyer shall have also delivered a Nondisclosure Agreement to each of the other employees listed on Schedule 2.2(b).

7.9. Opinion of Counsel. The Company shall have received an opinion from Kirkpatrick & Lockhart Nicholson Graham LLP, counsel for the Buyer, dated the Closing Date in substantially the form attached as Exhibit G.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction by the Company and the Shareholders or waiver by the Buyer on or prior to the Closing Date of all of the following conditions, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the Company or the Shareholders contained in Article IV.

8.1. Approval by the Board of Directors. The Board of Directors of the Buyer shall have approved the transactions contemplated hereby in accordance with the provisions of the Delaware General Corporation Law.

8.2. Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Shareholders on or before the Closing Date shall have been duly complied with and performed in all material respects; and the Buyer shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company and each Shareholder to such effect.

8.3. No Material Adverse Effect. No event or circumstance shall have occurred that would constitute a Material Adverse Effect, which for purposes of this Section 8 shall be deemed to occur only in the event of an adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of the Company or the condition of the Business, individually or in the aggregate.

8.4. Good Standing Certificates; Certificate of Satisfaction. The Company shall have delivered to the Buyer a certificate, dated as of a date not more than ten (10) days prior to the Closing Date, duly issued by the appropriate governmental authority in the state of incorporation or organization of each Target Company and in each state, if any, in which the Company is authorized to do business, showing that the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for all periods prior to the Closing have been filed and paid.

8.5. Consents and Approvals; No Litigation. All materially necessary consents of and filings with any Agency or any third party relating to the consummation of the transactions contemplated herein and to be obtained and made by the Company and the Shareholders shall have been obtained and made. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or to prohibit the transactions contemplated by this Agreement, and no Agency shall have taken any other action or made any request of the Buyer as a result of which the management of the Buyer deems it inadvisable to proceed with the transactions hereunder.

8.6. Termination of Related Party Agreements and Benefit Plans. All existing agreements between the Company and its securityholders or business or personal affiliates of the Company or its securityholders and all existing bonus and incentive plans and arrangements of the Company, other than those set forth on Schedule 8.6, shall have been cancelled or terminated effective on the Closing Date and conditioned on the Closing.

8.7. Due Diligence. The Buyer shall be satisfied with its due diligence investigation of the Company, including receipt of the Company’s Financial Statements, documentation of the transfer of the outstanding shares of Power Host, Inc. to Auto Parts Online Canada, Inc., and documentation of the transfer of www.autopartsonlinecanada.com to Auto Parts Online Canada, Inc.

8.8. Shareholder Release. Each Shareholder of the Company shall have delivered to the Buyer immediately prior to the Closing Date an instrument dated the Closing Date, in substantially the form attached hereto as Exhibit H.

8.9. Stock Powers and Company Certificates. The Shareholders shall have executed and delivered to the Buyer the Stock Powers and Company Certificates.

8.10. Escrow Agreement. The Company and Shareholders shall have executed and delivered to the Buyer and the Escrow Holder the Escrow Agreement.

8.11. Resignations. The officers, directors and employees of the Company listed on Schedule 8.11 shall have delivered their resignations, to be effective as of the Closing Date, to the Company, with copies to the Buyer.

8.12. Employment Agreements. Each Shareholder shall have executed and an Employment Agreement with the Buyer, in each case in substantially the form set forth in Exhibit D, for delivery to the Buyer upon Closing.

8.13. Noncompetition Agreements. In conjunction with the merger of the Company and the sale of the Shareholders’ entire equity interest in the Business, each Shareholder shall have executed a Noncompetition Agreement, in substantially the form attached hereto as Exhibit E and the Nondisclosure Agreement, in substantially the form attached as Exhibit F to be delivered to Buyer upon Closing. In addition, all employees and contractors of the Company responsible for the development of the Company’s Intellectual Property shall have executed and delivered Nondisclosure Agreements.

8.14. Lock-Up Agreements. Each Shareholder shall have executed a Lock-up Agreement, which shall provide substantially similar terms to the market stand-off provision to which the Buyer’s existing holders of its Common Stock and options to purchase Common Stock are subject, to be delivered to Buyer upon Closing, in each case in substantially the form attached hereto as Exhibit I (the “Lock-up Agreements”), in which each Shareholder shall agree to be bound by customary market stand-off provisions with regard to the Buyer Common Stock and any shares of the Buyer’s Common Stock obtained upon exercise of the Option Shares during a period as requested by the Buyer (not to exceed one hundred eighty (180) days) following the effective date of the Initial Public Offering of the Buyer’s Common Stock, provided that: (i) all officers and directors of the Buyer and holders of at least one percent (1%) of the Buyer’s voting securities are bound by and have entered into similar agreements and (ii) such agreement shall provide that any discretionary waiver or termination of the restrictions of such agreements by the Buyer or its underwriters shall apply to all persons pro rata based on the number of shares of the Buyer’s common stock subject to such agreements, along with other customary limitations.

8.15. Transfer of Registrant. The Buyer shall have received an executed Transfer of Registrant form, in substantially the form attached hereto as Exhibit J, reflecting the intended transfer of the formal registrant of the domain names listed on Schedule 4.20 from Richard Pine to Buyer.

8.16. Opinion of Counsel. The Buyer shall have received an opinion from Mann Law Associates, P.C., counsel to the Company and the Shareholders, dated the Closing Date, in substantially the form attached as Exhibit K.

8.17. Right of First Refusal and Voting Agreement. The Buyer shall have received an executed Right of First Refusal and Voting Agreement from each Shareholder, with appropriate spousal consent, if applicable, in substantially the form attached hereto as Exhibit L.

ARTICLE IX

ESCROW ARRANGEMENTS; INDEMNIFICATION

9.1. Buyer Losses. The Company and each Shareholder each make the following covenants: At the Closing Date, the Shareholders shall be deemed to have received as part of the consideration, and to have deposited with the Escrow Holder under the Escrow Agreement, the Escrowed Funds. The Escrowed Funds shall be available for recovery for Buyer Losses, including, but not limited to, those resulting from

(a) subject to the provisions of Section 6.6, any representation or warranty made by the Company and/or the Shareholders in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any schedule or exhibit to this Agreement or certificate delivered pursuant hereto) being untrue or incorrect in any respect,

(b) the termination of or withdrawal by the Company or any Group Member from any employee pension benefit plan, as defined in Section 3(2)(A) of ERISA that is maintained pursuant to a collective bargaining agreement under which more than one employer makes contributions and to which the Company or any Group Member is then making or accruing an obligation to make contributions or has within the preceding four (4) plan years made contributions,

(c) the items described in Schedule 4.9 or Schedule 4.12 hereof, except in any instance and to the extent Buyer Losses result from the gross negligence or willful misconduct of the Buyer,

(d) any failure by the Company and/or the Shareholders to observe or to perform their covenants and agreements set forth in this Agreement or in any other agreement or document executed by it in connection with the transactions contemplated hereby, including without limitation the Noncompetition Agreement and Nondisclosure Agreement; and

(e) subject to the provisions of Section 11.7, any liability arising from or based upon the engagement by the Company or the Shareholders of any broker or agent, whether or not disclosed on Schedule 11.7 hereto.

9.2. Notice of Loss.

(a) Except to the extent set forth in the next sentence and other than pursuant to Sections 2.4 and 9.3 hereof, the Buyer will not have a right to recovery from the Escrowed Funds with respect to a particular matter unless a signed certificate setting forth in reasonable detail the breach or other matter that is asserted and stating the Buyer Loss(es) incurred (a “Claims Notice”) has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly. Notwithstanding the preceding sentence, the failure of the Indemnified Party (as defined below) to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article IX, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer Losses, the Shareholder Representative is referred to as the “Indemnifying Party” solely for the purpose of receiving Claims Notices as provided herein and in the Escrow Agreement, exercising its right to defend as provided herein, and shall have no personal liability for Buyer Losses or other liability to the Buyer as a result of acting as the Shareholder Representative, but shall cause the Shareholders to answer to claims made by the Buyer for Buyer Losses. Upon receipt of a Claims Notice, the Shareholder Representative shall promptly submit, but in any event within thirty (30) days after receipt of the Claims Notice (the “Objection Termination Date”) a notice to the Buyer that includes any objection with respect to a Claims Notice. If the Shareholder Representative does not give such notice on or before sooner of the Objection Termination Date or the Indemnification Termination Date, the Claims Notice will be deemed to be a final description of Buyer Losses to which Section 9.1 applies.

(b) In the event the Shareholder Representative gives such objection notice within such 30-day period, the Shareholder Representative and the Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If no such agreement can be reached after good faith negotiation with respect to any claim objection, either the Buyer or the Shareholder Representative may demand arbitration of the matter and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator mutually agreeable to the Buyer and the Shareholder Representative. In the event that within fifteen (15) days after submission of any dispute to arbitration, the Buyer and the Shareholder Representative cannot mutually agree on one (1) arbitrator, the Buyer and the Shareholder Representative shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third (3rd) arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three (3) arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the validity and amount of any claim in such Claims Notice shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(c) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held under the commercial arbitration rules then in effect of the American Arbitration Association in Santa Clara County, California. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including, without limitation, the respective expenses (including, without limitation, attorneys fees) of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. In allocating such fees, the arbitrators will consider such matters as whether the arbitration proceeding was frivolous or brought or defended in bad faith and which party’s negotiation offers most closely resembled the final arbitrated result.

(d) Failure of the Company to adhere to its obligations and covenants arising pursuant to Sections 6.4 and 6.9(c) shall constitute a Buyer Loss, such that any payment that becomes due from the Buyer in order to allow Buyer to use the Financial Statements or the Company’s historical financial statements for any reasonable business purpose shall be recoverable by the Buyer pursuant to the operation of this Article IX.

9.3. Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnified Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, and the Indemnifying Party must cooperate in any such defense or other action. The Indemnifying Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnified Party shall be entitled to control the defense unless otherwise determined by the Indemnified Party or if the Indemnified Party fails to assume defense of the matter. If the Indemnified Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, then the Indemnifying Party shall have the right, but not the obligation, thereafter to defend, to contest or otherwise to protect against the same and make any compromise or settlement thereof, and shall pay all costs thereof including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof, provided, however, that the Indemnifying Party must send a written notice to the Indemnified Party of any such proposed settlement or compromise, which settlement or compromise the Indemnified Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall not have the right to effect a settlement or compromise without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; provided, however, that if the Indemnifying Party has assumed the defense from the Indemnified Party upon the election of the Indemnified Party, then the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters upon the election of the Indemnified Party, then the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Escrowed Funds any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

9.4. General Indemnity.

(a) The Shareholders hereby agree, on a pro rata basis, to defend, indemnify and hold harmless the Buyer from Buyer Losses caused by, resulting from or arising out of:

(i) breaches of representations or warranties hereunder on the part of the Company and/or the Shareholders or failures by the Company and/or the Shareholders to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder, including, without limitation, those set forth in Section 4.9;

(ii) claims arising in connection with breach of contract, death, personal injury, other injury to Persons, property damage, losses or deprivation of rights (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from, directly or indirectly, the manufacture or sale of any product, or the provision of any services, by the Company on or before the Closing Date, or any other claims asserted against the Company arising from any action or inaction of the Shareholders and/or the Company on or before the Closing Date;

(iii) (a) each and every item set forth in Schedules 4.12 and 4.16; (b) the actual, alleged or threatened release, storage, transportation, treatment or generation of Hazardous Substances generated, stored, used, disposed of, treated, handled or shipped by the Company, any subsidiary or any prior owner of the Subject Property on or before the Closing Date; (c) any cleanup of Hazardous Substances: (i) on, beneath or adjacent to the Subject Property prior to or on the Closing Date; and (ii) at any other location if such substances were generated, used, stored, disposed of, treated, transported or released by the Company or any prior owner of the Subject Property prior to or on the Closing Date; and (d) the installation of any pollution control equipment or other equipment to bring the facility into compliance with any Environmental Requirement if such equipment is installed because the facility was not in compliance with any Environmental Requirement as of the Closing Date;

(iv) any and all (a) Taxes imposed on the Company or the Shareholders or any affiliate of either (including, without limitation, any subsidiary) for, or relating to, all pre-Closing periods (which shall include, but does not end on, the Closing Date), including, but not limited to, (i) any liability of the Company or any subsidiary under any Tax sharing agreement, whether or not written, and (ii) any Tax liability resulting from the termination, as of the Closing Date, of the Company or any subsidiary as a member of any consolidated, affiliated, combined, unitary or other similar Tax group, (iii) all Taxes of any Person (other than the Company) imposed on the Company as a transferee or Successor, by contract or pursuant to law, and (b) liabilities of the Shareholders or any affiliate of the Shareholders (including, without limitation, any subsidiary) for Taxes imposed under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provision, as a result of being a member of a consolidated, affiliated, combined, unitary or other similar group for any taxable period commencing before the Closing Date; and

(v) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification.

(b) If any claim, liability, demand, assessment, action, suit or proceeding shall be asserted pursuant to Section 9.4(a) in respect of which the Buyer as the Indemnified Party proposes to demand indemnification, the Indemnified Party shall notify the Shareholder Representative, provided, however, that the failure to so notify the Shareholder Representative shall not reduce or affect the Shareholders obligations with respect thereto except to the extent that the Shareholders are materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Shareholders, via the Shareholder Representative, shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any claim, liability, demand, assessment, action, suit or proceeding shall be asserted pursuant to this Section 9.4(a) (provided that any compromise or settlement must be reasonably approved by the Indemnified Party), including, at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that if the Shareholders, via the Shareholder Representative, shall have exercised their right to assume such control, the Indemnified Party may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by the Shareholders) in any such matter, and in such event counsel selected by the Shareholders shall be required to cooperate with such counsel of the Indemnified Party in such defense, compromise or settlement.

(c) The Buyer agrees to defend, indemnify and hold harmless the Shareholders from Company Losses caused by, resulting from or arising out of breaches of representations or warranties hereunder on the part of the Buyer or failures by the Buyer to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder, or any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification (“Shareholder Indemnified Claims”).

(d) If any claim, liability, demand, assessment, action, suit or proceeding shall be asserted pursuant to Section 9.4(b) in respect of which the Shareholder Representative proposes to demand indemnification on behalf of the Shareholders, the Shareholder Representative shall notify the Buyer, provided, however, that the failure to so notify the Buyer shall not reduce or affect the Buyers’ obligations with respect thereto except to the extent that the Buyer is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Buyer shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Shareholder Indemnified Claims (provided that any compromise or settlement must be reasonably approved by the Shareholder Representative) including, at its own expense, employment of counsel reasonably satisfactory to the Shareholder Representative; provided, however, that if the Buyer shall have exercised its right to assume such control, the Shareholder Representative may, in its sole discretion and at its expense, employ counsel to represent the Shareholders (in addition to counsel employed by the Buyer) in any such matter, and in such event counsel selected by the Buyer shall be required to cooperate with such counsel of the Shareholders in such defense, compromise or settlement.

(e) It is the intent of the parties that amounts paid under this Section 9 shall represent an adjustment to the Purchase Price and the parties will report such payments consistent with such intent.

9.5. Termination; Limitations on Indemnification.

(a) Subject to the provisions of this Section 9.5, the obligations of the Buyer, the Company and the Shareholders under Sections 9.1 and 9.4 shall survive the Closing until 11:59 p.m. California time on the date that is the earlier of (i) May 31, 2007 or (ii) 60 days after the date the Buyer receives the audit report and related financial statements for the fiscal year ended December 31, 2006 (the date of such delivery is referred to herein as the “Audit Delivery Date”) (the “Indemnification Termination Date”).

(b) The indemnification obligations set forth in this Section 9 shall be limited to claims for Losses made on or prior to the Indemnification Termination Date; provided, however, that any claim made for Losses prior to the Indemnification Termination Date shall survive until such time as such claim is fully and finally resolved in accordance with the terms hereof.

(c) The indemnification obligations of the Shareholders pursuant to Sections 9.1 and 9.4 shall not exceed an aggregate of $25,000,000, except for claims arising from fraud or intentional misrepresentation, or any breach of the representations and warranties provided in Sections 4.9 and 4.12.

(d) After the Closing, the sole and exclusive remedy of the Buyer against the Shareholders for breaches of representations and warranties by the Company hereunder shall be the indemnification provisions of this Section 9; provided, however, nothing in this Section 9 (including, without limitation, Section 9.1 or 9.4) will be deemed to limit any recourse or remedies the Buyer may have against the Company or the Shareholders for any breach of this Agreement.

(e) Notwithstanding anything else set forth herein to the contrary, no indemnification payable by the Shareholders pursuant to this Section 9 shall be required from such Shareholders until the aggregate amount of Losses incurred by the Buyer exceeds $100,000 (the “Deductible”); provided, however, that the indemnification payable by such Shareholders shall include the full amount of all Losses at such time that the aggregate Losses exceed the Deductible.

9.6. Shareholder Representative.

(a) Appointment. The Shareholders hereby appoint Lowell E. Mann, Esquire, as their agent for purposes of this Agreement (in such capacity, the “Shareholder Representative”), and Lowell E. Mann, Esquire, hereby accepts its appointment as the Shareholder Representative. On behalf of the Shareholders, the Shareholder Representative may make, exchange, acknowledge and deliver any and all agreements, certificates, receipts or other documents, and in general do all things and take all actions, on behalf of the Shareholders, that the Shareholder Representative, in its sole discretion, may consider necessary or proper in connection with, or to carry out the purposes of, this Agreement and the other transactions contemplated hereby. The Buyer shall be entitled to deal exclusively with the Shareholder Representative on all matters relating to this Agreement (including, without limitation, the compromise and settlement of any indemnification claims and any and all acts and omissions in any way related to or in furtherance of this Agreement and the transactions contemplated hereby, and all determinations and the giving and receiving of all notices) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Shareholders by the Shareholder Representative, and on any other action taken or purported to be taken by the Shareholder Representative, as fully binding upon the Shareholders. In the event of death, disability, incompetency or resignation of the original Shareholder Representative, the Shareholders shall, within fifteen (15) days after notice from the Buyer designate another Shareholder Representative (the “Successor Shareholder Representative”) who shall have all of the rights, powers and authority conferred to the Shareholder Representative pursuant to this Agreement. Notwithstanding the foregoing, if the Shareholders fail to designate such Shareholder Representative within such fifteen (15) day period, the Buyer shall be entitled to and will designate the Successor Shareholder Representative for and on behalf of all of the Shareholders, from among the Shareholders. If for any reason there is no Shareholder Representative at any time, all references in this Agreement to the Shareholder Representative shall be deemed to refer to the Shareholders.

(b) Shareholder Representative Not Liable. In performing any duties under this Agreement, the Shareholder Representative shall not be liable in its capacity as Shareholder Representative to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Shareholder Representative. The Shareholder Representative shall not incur any such liability for (x) any act or failure to act made or omitted in good faith, or (y) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Shareholder Representative shall in good faith believe to be genuine, nor will the Shareholder Representative be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Shareholder Representative may consult with legal counsel in connection with Shareholder Representative’s duties under this Agreement. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(c) Indemnification of Shareholder Representative. The Shareholders hereby agree jointly and severally to indemnify and hold the Shareholder Representative harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees, including allocated costs of in-house counsel (if applicable) and disbursements that may be imposed on Shareholder Representative or incurred by Shareholder Representative in connection with the performance of its duties under this Agreement, including, but not limited to, any litigation arising from this Agreement or involving its subject matter other than arising out of Shareholder Representative’s gross negligence or willful misconduct.

9.7. Expenses. Subject to Sections 6.6(c) and 9.3, each party shall bear its own expenses related to this Section 9, except that the Company will reimburse the Buyer for reasonable legal fees incurred in connection with the enforcement of Buyer’s rights under this Section 9 if the Buyer is successful in its claims under Section 9.2 (i.e., if there are Losses in excess of the Deductible identified in Section 9.5(e)).

ARTICLE X

TERMINATION

10.1. Termination. This Agreement shall continue in full force and effect unless otherwise terminated in accordance with the provisions of this Article X. Notwithstanding any other provision of this Agreement, this Agreement may be terminated

(a) by the written consent of each of the parties hereto,

(b) by either the Buyer or the Company upon the entry or issuance by any Agency or by any court of competent jurisdiction of any injunction, order or decree seeking to restrain or otherwise prohibit the transactions contemplated hereby or that could reasonably be expected to have a Material Adverse Effect or Buyer Material Adverse Effect, as applicable,

(c) by the Buyer upon the breach of a representation, warranty or covenant of the Company and/or the Shareholders, which breach could reasonably be expected to have a Material Adverse Effect,

(d) by the Company upon the breach of a representation, warranty or covenant of the Buyer, which breach could reasonably be expected to have a Buyer Material Adverse Effect,

(e) by either the Buyer or the Company if the Closing shall not have occurred on or before May 31, 2006.

10.2. Effect of Termination. Upon any termination of this Agreement in accordance with the provisions of Section 10.1, this Agreement shall expire and shall be of no further force or effect, and none of the parties hereto shall have any further obligations hereunder; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 6.6(c) and 6.6(d), 11.7, 11.8 and any obligations of the parties pursuant thereto, shall survive and continue unaffected following any termination of this Agreement; provided, however, that, if such termination shall result from the willful and deliberate failure of any party to fulfill a condition to the performance of the obligations of any other party, or the willful and deliberate failure of any party to perform a covenant of such party contained in this Agreement or the willful and deliberate breach by any party of any representation, warranty or agreement contained herein, then such breaching party shall pay the other party’s Expenses.

ARTICLE XI

GENERAL

11.1. Cooperation; Further Assurances.

(a) The Buyer, the Company, and the Shareholders shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company and the Shareholders will cooperate and use its reasonable efforts to have the present officers, directors and employees of the Company cooperate with the Buyer on and after the

Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

(b) To the extent required by the Buyer under GAAP or the rules or regulations of the SEC, the Shareholders shall seek to have the Company’s Accountant furnish complete and unqualified consent to the Buyer to use the Financial Statements and the Company’s historical financial statements for any reasonable business purpose at any time the same may be requested by the Buyer from time to time after the Closing Date.

11.2. Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by all parties to this Agreement.

11.3. Survival of Covenants, Agreements, Representations and Warranties.

(a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration, including Article IX.

(b) Representations and Warranties. Except for the representations and warranties contained in Sections 4.9 or 4.12 hereof, all representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter until the earlier of the Indemnification Termination Date or May 31, 2007. The representations and warranties contained in Sections 4.9 or 4.12 hereof shall survive until the earlier of the expiration of the applicable statute of limitations or ten (10) years from the Closing Date.

(c) Claims Made Prior to Expiration. The parties will only have liability for indemnification under Article IX to the extent a Claim Notice relating to such indemnification is delivered prior to the expiration of the foregoing survival periods set forth in this Section 11.3. Notwithstanding the foregoing survival periods set forth in this Section 11.3, the termination of a survival period shall not affect the rights of any party in respect of any claim made in good faith by any party delivering a Claim Notice in accordance with this Agreement prior to the expiration of the applicable survival period.

11.4. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer.

11.5. Entire Agreement. This Agreement (including the schedules, exhibits and annexes attached hereto) and the Transaction Documents delivered pursuant hereto constitute the entire agreement and understanding among the Shareholders, the Company, and Buyer, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms, and this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the Company, the Shareholders and Buyer, acting through, as applicable, their respective officers, duly authorized by their respective Boards of Directors or Managers, as applicable.

11.6. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

11.7. Brokers and Agents. Except for as set forth on Schedule 11.7, each party represents and warrants that it employed no broker or agent in connection with this transaction.

11.8. Expenses. Whether or not the Acquisition and related transactions herein contemplated shall be consummated, the Buyer will pay the fees, expenses and disbursements of the Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by the Buyer under this Agreement. The Shareholders will pay the fees, expenses and disbursements of the Company and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by the Company under this Agreement. Each Shareholder shall pay its, his or her own fees, expenses and disbursements. The Shareholders, and not the Company or the Buyer, will pay all taxes due upon receipt of the consideration payable to the Shareholders pursuant to Article VI, and all sales, use, real property, transfer, recording, gains, stock transfer and other similar fees in connection with the transactions contemplated by this Agreement.

11.9. Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party or (c) sending a facsimile of the same with electronic confirmation of receipt.

(a) If to Buyer, addressed to:

U.S. AUTO PARTS NETWORK, INC.

17150 South Margay Avenue

Carson, California 90746

Facsimile: (310) 632-1676

Attn: Michael McClane, Chief Financial Officer

with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP.

10100 Santa Monica Blvd, 7th Floor

Los Angeles, California 90067

Telephone (310) 552-5000

Facsimile: (310) 552-5001

Attention: Thomas J. Poletti, Esq.

(b) If to the Shareholders, addressed thereto at each of the addresses or facsimile numbers set forth on the signature page;

(c) If to the Company, addressed to:

The PartsBin.Com, Inc.

92 Youngs Road

Trenton, NJ

with a copy to:

Lowell E. Mann, Esquire

Mann Law Associates, P.C.

One Oxford Valley, Suite 850

Langhorne, PA 19047

or to such other address or counsel as any party hereto shall specify pursuant to this Section 11.09 from time to time.

11.10. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO EXPRESSLY CONSENT AND AGREE THAT ANY DISPUTE, CONTROVERSY, LEGAL ACTION OR OTHER PROCEEDING THAT ARISES UNDER, RESULTS FROM, CONCERNS OR RELATES TO THIS AGREEMENT MAY BE BROUGHT BEFORE THE AMERICAN ARBITRATION ASSOCIATION (AAA) IN LOS ANGELES COUNTY, CALIFORNIA, UNDER ITS COMMERCIAL RULES AND ACKNOWLEDGE THAT THEY WILL ACCEPT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL OR THE EQUIVALENT DIRECTED TO THEIR LAST KNOWN ADDRESS AS DETERMINED BY THE OTHER PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY WHATEVER OTHER MEANS ARE PERMITTED BY THE AAA. THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT THE AAA HAS JURISDICTION OVER ANY SUCH DISPUTE OR CONTROVERSY, AND THAT THEY HEREBY WAIVE ANY OBJECTION TO PERSONAL JURISDICTION OR VENUE BEFORE THE AAA.

11.11. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

11.12. Reformation and Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, then it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, then such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11.13. Remedies Cumulative. Except as set forth in Article IX , no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

11.14. Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party or parties should refuse to perform any of its or their obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to seek injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.

11.15. Caption. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

U.S. AUTO PARTS NETWORK, INC.

By:	/s/ Mehran Nia
Name: Title:	Mehran Nia President and Chief Executive Officer

PARTSBIN, INC.

By:	/s/ Mehran Nia
Name: Title:	Mehran Nia President and Chief Executive Officer

THEPARTSBIN.COM, INC.

By:	/s/ Richard Pine
Name: Title:	Richard Pine President

ALL OEM PARTS, INC.

By:	/s/ Richard Pine
Name: Title:	Richard Pine President

POWER HOST, INC.

By:	/s/ Richard Pine
Name: Title:	Richard Pine President

[Signature page to Acquisition Agreement]

AUTO PARTS WEB SOLUTIONS, INC.

By:	/s/ Richard Pine
Name: Title:	Richard Pine President

AUTO PARTS ONLINE CANADA, INC.

By:	/s/ Richard Pine
Name: Title:	Richard Pine President

WEB CHAT SOLUTIONS, INC.

By:	/s/ Richard Pine
Name: Title:	Richard Pine President

EVERYTHING INTERNET, LLC

By:	/s/ Richard Pine
Name: Title:	Richard Pine President

SHAREHOLDERS:

By:	/s/ Richard Pine
Name: Address:	Richard Pine 85 Cranberry Run Southampton, New Jersey 08088

By:	/s/ Lowell Mann
Name: Address:	Lowell Mann 351 Denny Drive Yardley, Pennsylvania 19067

[Signature page to Acquisition Agreement]

By:	/s/ Brian Tinari
Name: Address:	Brian Tinari 4959 Cabin Run Road Pipersville, Pennsylvania 18947

By:	/s/ Todd Daugherty
Name: Address:	Todd Daugherty 2 Lambs Lane Manalapan, New Jersey 07726

[Signature page to Acquisition Agreement]

EXHIBITS

EXHIBIT A Sellers’ Note and Note and Security Agreement

EXHIBIT B Escrow Agreement

EXHIBIT C-1 Schedule of Exceptions – Company and Shareholders

EXHIBIT C-2 Schedule of Exceptions – Buyer

EXHIBIT D Shareholders’ Employment Agreements

EXHIBIT E Form of Noncompetition Agreement

EXHIBIT F Form of Nondisclosure Agreement

EXHIBIT G Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP

EXHIBIT H Form of Shareholder’s Release

EXHIBIT I Form of Lock-Up Agreement

EXHIBIT J Transfer of Registrant Form from Register.com

EXHIBIT K Opinion of Mann Law Associates, P.C.

EXHIBIT L Right of First Refusal and Voting Agreement

OTHER SCHEDULES

2.2(a) Accounts and Allocation of Cash Payment

2.2(b) Buyer Common Stock and Stock Option Allocation